AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1997
                           REGISTRATION NO. 333-28713


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                             THE THAXTON GROUP, INC.
                 (Name of small business issuer in its charter)

SOUTH CAROLINA                       6140                             57-0669498
(State or other          (Primary Standard Industrial           (I.R.S. Employer
jurisdiction of           Classification Code Number)        Identification No.)
incorporation or
organization)
                              1524 PAGELAND HIGHWAY
                         LANCASTER, SOUTH CAROLINA 29721
                                 (803) 285-4336
                          (Address and telephone number
                         of principal executive offices)


                                KENNETH H. JAMES
                             CHIEF FINANCIAL OFFICER
                             THE THAXTON GROUP, INC.
                              1524 PAGELAND HIGHWAY
                         LANCASTER, SOUTH CAROLINA 29720
                                 (803) 285-4336
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                               BARNEY STEWART III
                             MOORE & VAN ALLEN, PLLC
                        100 NORTH TRYON STREET, FLOOR 47
                      CHARLOTTE, NORTH CAROLINA 28202-4003


         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: To commence as soon as practicable after this Registration Statement becomes effective.




               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                              CROSS REFERENCE SHEET
                  SHOWING THE LOCATION IN THE PROSPECTUS OF THE
                  RESPONSES TO THE ITEMS OF PART I OF FORM SB-2

FORM SB-2 ITEM                                           LOCATION IN THE PROSPECTUS
 1.     Front of Registration Statement and
        Outside Front Cover of Prospectus......... Outside front cover page; facing page
 2.     Inside Front and Outside Back Cover
        Pages of Prospectus....................... Available Information; Outside back cover page
 3.     Summary Information and Risk Factors...... Prospectus Summary; Risk Factors
 4.     Use of Proceeds........................... Use of Proceeds
 5.     Determination of Offering Price........... Terms of the Offering
 6.     Dilution.................................. Not Applicable
 7      Selling Security Holders.................. Not applicable
 8      Plan of Distribution...................... Terms of the Offering
 9      Legal Proceedings......................... Business
10.     Directors, Executive Officers, Promoters
        and Control Persons....................... Management
11.     Security Ownership of Certain Beneficial
        Owners and Management..................... Principal and Management Shareholders
12.     Description of Securities................. Description of Capital Stock
13.     Interest of Named Experts and Counsel..... Legal Matters; Experts
14.     Disclosure of Commission Position
        on Indemnification for Securities Act
        Liabilities............................... Description of Capital Stock
15.     Organization Within Last Five Years....... Not Applicable
16.     Description of Business................... Business
17.     Management's Discussion and Analysis       Management's Discussion and Analysis of Financial
        or Plan of Operation...................... Condition and Results of Operations
18.     Description of Property................... Business
19.     Certain Relationships and Related
        Transactions.............................. Certain Transactions
20.     Market for Common Equity and               Market for the Common Stock and Related Shareholder
        Related Stockholder Matters............... Matters; Certain Transactions
21.     Executive Compensation.................... Management
22.     Financial Statements...................... Financial Statements
23.     Changes in and Disagreements with
        Accountants on Accounting and
        Financial Disclosure...................... Not Applicable

(A redherring appears on the left-hand side of this page, rotated 90 degrees. Text follows.)

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DATED JULY 30, 1997

                                1,000,000 SHARES

                             THE THAXTON GROUP, INC.

                   7.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK



          The Thaxton Group, Inc. (the "Company") is hereby offering to sell to the public up to 1,000,000 shares of Series A 7.5% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), at a price of $10.00 per share (the "Offering"). The minimum subscription amount is 1,000 shares. Holders of Series A Preferred Stock may elect to convert their shares of Series A Preferred Stock into an equal number of shares of the Company's common stock (the "Common Stock") during a five-year period that begins on January 1, 1998. The Company may redeem all or a portion of the Series A Preferred Stock at any time after December 31, 1999 for $15 per share. The Offering is expected to end when all of the shares of Series A Preferred Stock offered hereby are sold or December 31, 1997, whichever occurs first, although the Company may elect to extend the Offering or end it at any time. There is no minimum number of shares that must be subscribed for in order for the Company to complete the Offering. Subscription funds will not be placed in escrow and, accordingly, will be available for immediate use by the Company. See "Terms of the Offering."


          THE SERIES A PREFERRED STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE

       =================================================================
                           Price to                         Proceeds to
                            Public       Commissions(1)     Company(2)
       -----------------------------------------------------------------
       Per Share .......   $10.00             $0.50            $9.50
       -----------------------------------------------------------------
       Total ........... $10,000,000        $500,000        $9,500,000
       =================================================================

          (1) Registered broker-dealers who enter into a Sales Agency Agreement with the Company ("Sales Agents") may receive a sales commission of up to five percent of the proceeds from the sale of Series A Preferred Stock in the Offering. The Company may agree to indemnify Sales Agents against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "Terms of the Offering -- Plan of Distribution."
          (2) Before deducting expenses, payable by the Company, estimated to be $130,000.

               The Offering will be conducted primarily by officers and directors of the Company. These individuals will not receive any commissions for the solicitation of subscriptions. Sales Agents also may offer shares on a "best efforts" basis in the Offering. The Company may accept or reject subscriptions in whole or in part and allocate shares among subscribers. Upon acceptance in writing by the Company, subscriptions may not be canceled, terminated, or revoked. Certificates for shares of Series A Preferred Stock purchased in the Offering will be delivered promptly after acceptance of the subscription by the Company.

               Shares of Series A Preferred Stock may be purchased by completing the Subscription Agreement which accompanies this Prospectus and forwarding it, along with payment for the shares subscribed, to the Company at the address specified thereon. See "Terms of the Offering."

                 The date of this Prospectus is ________, 1997.

                               PROSPECTUS SUMMARY


               THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER "RISK FACTORS" WHICH BEGINS ON PAGE 4. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
        SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, (THE "EXCHANGE ACT"), INCLUDING STATEMENTS REGARDING, AMONG OTHER ITEMS, (I) THE COMPANY'S BUSINESS AND ACQUISITION STRATEGIES, (II) THE USE OF THE PROCEEDS OF THE OFFERING, (III) THE COMPANY'S FINANCING PLANS, AND (IV) INDUSTRY AND OTHER TRENDS AFFECTING THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS. THESE FORWARD-LOOKING STATEMENTS ARE BASED LARGELY ON MANAGEMENT'S EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS DESCRIBED IN THIS PROSPECTUS, INCLUDING GENERAL ECONOMIC CONDITIONS, PREVAILING INTEREST RATES, COMPETITIVE FACTORS, AND THE ABILITY OF THE COMPANY TO CONTINUE ITS BUSINESS AND ACQUISITION STRATEGIES. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, FUTURE EVENTS AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS PROSPECTUS. SEE "RISK FACTORS," "USE OF PROCEEDS," "BUSINESS," AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


                                   THE COMPANY

               The Company is a diversified consumer financial services company. Its primary line of business is purchasing and servicing retail installment contracts generated from the sale of used automobiles by independent dealers ("Automobile Sales Contracts"). The Company also makes and services personal loans ("Direct Loans") to persons with limited credit histories, low incomes, or past credit problems ("Non-prime Borrowers"). The Company presently purchases Automobile Sales Contracts and/or makes Direct Loans in Georgia, North Carolina, South Carolina, Tennessee, and Virginia under the name "TICO Credit Company." Under the name "TICO Premium Finance Company" in North Carolina and South Carolina and "Eagle Premium Finance Company" in Virginia, the Company finances insurance premiums, primarily for personal lines of insurance purchased by Non-prime Borrowers through independent agents ("Premium Finance Contracts"). The Company also sells, on an agency basis, various credit-related insurance products in conjunction with the purchase of Automobile Sales Contracts or the making of Direct Loans and, through its subsidiary Thaxton Insurance Group, Inc. ("Thaxton Insurance"), sells on an agency basis, various lines of property and casualty, life, and accident and health insurance. The Company recently entered the mortgage brokerage business and expects to begin originating mortgage loans for Non-prime Borrowers in selected markets during 1997.

               The non-prime consumer credit industry is highly fragmented, consisting of many national, regional, and local competitors. Many lenders, including most lenders providing automobile financing, tend to avoid or do not consistently serve borrowers with credit histories that do not meet the stringent, objective credit review standards used by traditional lenders. Since 1985, the Company has specialized in serving Non-prime Borrowers and has developed considerable expertise in applying both objective and subjective credit evaluation procedures and controlling processing and collection costs, which are significantly higher on credit extended to Non-prime Borrowers.

               The primary component of the Company's business strategy is expansion of its portfolio of finance receivables. The Company intends to execute this strategy by increasing the volume of Automobile Sales Contracts purchased and Direct Loans originated by its existing finance offices and by opening new finance offices. In deciding where to open new finance offices, the Company will concentrate on smaller urban areas where the Company is generally able to hire experienced managers who are familiar with local market conditions and have existing relationships with local independent dealers. The Company also may seek to expand its network of insurance offices, primarily through the acquisition of additional independent insurance agencies.

               The Company's executive offices are located at 1524 Pageland Highway, Lancaster, South Carolina 29720, and its telephone number is
        (803) 285-4336. The Company has a total of 22 finance offices, with 15 located in South Carolina, two in North Carolina, three in Virginia, and one each in Tennessee and Georgia, 20 insurance offices, with 12 located in South Carolina and eight in North Carolina, and two mortgage offices, with one in North Carolina and the other in South Carolina. The Company currently plans to open two additional finance offices in 1997 and at least two finance offices in 1998 either in the states where the Company currently operates or in one or more adjacent southeastern states.

                                  THE OFFERING
        Series A Preferred Stock offered in the Offering..  1,000,000 shares
        Series A Preferred Stock to be outstanding after
           the Offering (maximum).........................  1,000,000 shares
        Use of proceeds...................................  Temporary repayment of debt
        Expected termination date of the Offering.........  December 31, 1997


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                                        THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                                MARCH 31,
                              ---------------------------------------------------------------------  -------------------------
                                 1992          1993           1994          1995          1996          1996          1997
                              ------------  ------------  -------------  ------------  ------------  ------------  -----------
                                                       (dollars in thousands)
INCOME STATEMENT DATA:
Net interest income                $2,707        $3,344         $4,265        $6,371        $9,677        $2,328        $2,644
Provision for credit losses           500           423            481           890         3,593           479           730
Net interest income after           2,207         2,921          3,784         5,481         6,084         1,849         1,914
   provision for credit losses
Insurance commissions, net            197           268            376           676         2,145           294         1,313
Other income                            4             8              9            30           136             1           228
Operating expenses                  1,974         2,218          2,889         4,755         7,396         1,575         2,972
Income tax expense                    195           366            464           511           303           214           169
Net income                            239           613            816           921           666           355           314
Net income per share                 0.08          0.19           0.26          0.29          0.18          0.09          0.08

Common  Stock outstanding           3,148         3,148          3,148         3,777         3,932         3,777         3,926

                                                            AT DECEMBER 31,                                      AT MARCH 31,
                             -------------------------------------------------------------------------- ----------------------------
                              1992           1993            1994            1995            1996           1996            1997
                             ----------  --------------  --------------  --------------  -------------- --------------  ------------
                                                                       (dollars in thousands)
BALANCE SHEET DATA:
Finance receivables           $10,923         $13,924         $22,450         $47,900         $63,107        $52,683        $64,985
Unearned income                (2,519)         (3,069)         (5,037)        (10,824)        (14,366)       (11,599)       (14,574)
Allowance for credit losses      (352)           (370)           (424)           (783)         (2,195)          (870)        (2,285)
Finance receivables, net        8,052          10,485          16,989          36,293          46,546         40,214         48,126
Total assets                    8,966          11,269          18,013          40,692          56,681         42,891         58,557
Total liabilities               7,834           9,341          15,339          33,514          50,410         35,339         52,013
Shareholders' equity            1,132           1,928           2,674           7,178           6,271          7,552          6,544

                                  RISK FACTORS

               IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE PREFERRED STOCK.


               RISK ASSOCIATED WITH EXPANSION OF AUTOMOBILE SALES FINANCE OPERATIONS. The Company's past growth has been due to, and its growth strategy depends to a large extent on, the opening of new finance offices that focus primarily on purchasing Automobile Sales Contracts in markets not previously served by the Company. The Company's future expansion of its finance office network depends primarily upon the Company's ability to attract and retain qualified and experienced finance office managers and the ability of such managers to develop relationships with independent dealers serving those markets. The Company typically does not open a new finance office until it has located and hired a qualified and experienced individual to manage it. Although management believes the Company can attract and retain qualified and experienced managers as it proceeds with expansion into new markets, no assurance is given that it will be successful in doing so. In addition, the success of the Company's expansion strategy is dependent upon the Company's ability to maintain credit quality and administration as it seeks to increase the number of Automobile Sales Contracts generated by existing and new finance offices. No assurance is given that it will be successful in doing so. Although the Company intends to remain a diversified consumer financial services company, it is pursuing a growth strategy that is focused primarily upon expanding its portfolio of Automobile Sales Contracts. The Company's prospects of successfully executing this strategy must be considered in light of the risks, described above which are attendant to expansion of its Automobile Sales Contract portfolio.


               NO ACTIVE AND LIQUID TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no market whatsoever for the Series A Preferred Stock and no active and liquid trading market for the Common Stock. The offering price for the Series A Preferred Stock and the ratio for its conversion into Common Stock was determined by the Board of Directors of the Company based upon consideration of several factors, including the Company's operating history and financial condition, its prospects following the intended use of the proceeds of the Offering, the consumer financial services industry in general, and various other factors. Accordingly, the offering price for the Series A Preferred Stock may not bear a direct relationship to its market value and no assurance is given that the Series A Preferred Stock can be resold at a price derived from the offering price or at any other price. It is unlikely that an active and liquid trading market for the Series A Preferred Stock will develop during or after the Offering. Therefore, investors should have a long-term investment intent and consider the illiquid nature of the Series A Preferred Stock. The only trading market that will exist for the Series A Preferred Stock and the Common Stock during or after the Offering will be the over-the-counter market quoted in the OTC Bulletin Board Service operated by the National Association of Securities Dealers, Inc. (the "NASD"). The trading markets for securities quoted in the OTC Bulletin Board Service typically lack the depth, liquidity, and orderliness required to maintain an active market in the trading of such securities. See "Market Price for the Common Stock and Related Shareholder Matters." The trading price of the Series A Preferred Stock and the Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, announcements by the Company, its competitors, and others, general trends and regulatory developments in the consumer financial services industry, and other factors, including the potential sale of substantial amounts of the Common Stock to the public by existing shareholders. See "Securities Eligible for Future Sale." In addition, in recent years the stock market has experienced large price and volume fluctuations which often have been unrelated to the operating performance of specific companies or market segments.

               NO UNDERWRITER; NO MINIMUM NUMBER OF SHARES REQUIRED TO BE SOLD. The Series A Preferred Stock is being offered without involvement of an underwriter acting on either a firm commitment or best efforts basis. Consequently, no person has an obligation to purchase any of the shares offered hereby. See "Terms of the Offering." In reviewing the information set forth under the heading "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," potential purchasers of the Series A Preferred Stock should note that no minimum number of shares is required to be sold in the Offering and no assurance is given that any particular number of shares will be sold.

               INCREASES IN INTEREST RATES. While the Company's finance receivables bear interest at fixed rates, which in some instances are subject to a legal maximum, the Company generally finances these receivables by incurring indebtedness with floating interest rates. As a result, the Company's interest expense generally will increase during periods of rising interest rates while its interest income remains constant, thereby decreasing net interest rate spreads and adversely affecting the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Profitability." The Company currently does not hedge its interest rate exposure.

                  KEY MANAGEMENT. The Company's success depends in large part on the continued service of its senior management, including James D. Thaxton, Chairman of the Board, President, and Chief Executive Officer, and Robert L. Wilson, Executive Vice President and Chief Operating Officer. The Company maintains key employee insurance in the amount of $1,000,000 on the life of Mr. Wilson but maintains no such insurance on the life of Mr. Thaxton. Neither Mr. Thaxton nor Mr. Wilson is subject to an employment agreement with the Company, although in December 1995, Mr. Wilson received a grant of restricted Common Stock that vests over a ten-year period. See "Management -- Executive Compensation." The loss of either Mr. Thaxton or Mr. Wilson may have a material adverse effect on the Company's business.

                  COMPETITION. The business of acquiring and purchasing Automobile Sales Contracts is highly fragmented and competitive. Historically, commercial banks, savings institutions, credit unions, financing affiliates of automobile manufacturers, and other lenders providing traditional consumer financing have not consistently served the non-prime segment of the consumer finance market. Recently, however, some bank holding companies have acquired used automobile finance companies in an effort to recapture some of the customers their bank subsidiaries have rejected on the basis of rigid credit scoring systems. In addition, there are numerous nontraditional consumer finance sources serving this market, including a number of companies that have recently completed initial public offerings of common stock, the proceeds from which are to be used, at least in part, to fund expansion and support increased purchases of Automobile Sales Contracts. The Company believes that its primary competitor in the automobile sales finance and consumer loan business is TransSouth Financial Corporation, which operates in most of the Company's markets. The Company also competes with numerous regional consumer finance companies. Many of these competitors or potential competitors, including TransSouth Financial Corporation, have significantly greater resources than the Company and have preexisting relationships with independent dealers in the Company's markets. Any increased competition from these or other sources of credit for Non-prime Borrowers may limit the Company's ability to execute its business and growth strategy and could have a material adverse effect on the Company. Such competition could result in a reduction in the interest rates earned on Automobile Sales Contracts and Direct Loans or in the dealer reserve the Company is able to obtain when it purchases an Automobile Sales Contract. See "Business -- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."

               The premium finance business also is highly competitive. Because interest rates are highly regulated, competition is based primarily on customer service, response time, and down payment amounts. There are numerous independent finance companies specializing in premium finance for personal lines of insurance. In addition, many independent insurance agencies finance premiums for their customers either directly or through an affiliate. Some bank holding companies have subsidiaries that finance premiums on insurance sold by other subsidiaries of the holding company as well as by independent agents. Any increased competition from these or other providers of premium finance may limit the Company's ability to execute its business and growth strategy and could have a material adverse effect on the Company.

               Competition in the independent insurance agency business is intense. There are numerous other independent agencies in most of the markets where the Company's insurance offices are located. There are also direct agents for various insurers operating in some of these markets. The Company competes primarily on the basis of service and convenience. The Company attempts to develop and maintain long-term customer relationships through low employee turnover and responsive service representatives and offers a broad range of insurance products underwritten by reputable insurance companies. Any increased competition from other providers of insurance products may limit the Company's ability to execute its business and growth strategy and could have a material adverse effect on the Company.

               POOR CREDITWORTHINESS OF BORROWERS. The non-prime consumer credit market is comprised of borrowers who are deemed to be relatively high credit risks due to various factors. These factors include, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history, or their limited financial resources. Consequently, the Company's Direct Loans and Automobile Sales Contracts, relative to prime consumer loans and retail installment contracts, involve a significantly higher probability of default and greater servicing and collection costs. The Company's profitability depends upon its ability to properly evaluate the creditworthiness of Non-prime Borrowers, to maintain adequate security for Automobile Sales Contracts, and to efficiently service and collect its portfolio of finance receivables. No assurance is given that the credit performance of the Company's customers will be maintained, that the Company's systems and controls will continue to be adequate, or that the rate of future defaults and/or losses will be consistent with prior experience or at levels that will maintain the Company's profitability. Delinquency rates related to consumer lending and automobile financing are significantly influenced by general economic conditions, such as the rate of unemployment, and, if economic conditions in the Company's markets should deteriorate, the Company anticipates that its delinquency rates would likely increase. Management believes the Company's current allowances for credit losses and dealer reserves are adequate to absorb anticipated credit losses. Nevertheless, no assurance is given that the Company has adequately provided for such credit risks or that credit losses in excess of these reserves will not occur in the future. A significant variation in the timing or magnitude of credit losses on the Company's finance receivable portfolio would have a material adverse effect on the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."

               REGULATION. The Company's business is subject to various state and federal laws which require licensing and qualification. These laws may regulate, among other things, (i) the maximum interest rate that may be charged to borrowers on Automobile Sales Contracts, Direct Loans, and Premium Finance Contracts, (ii) the sale and type of insurance products offered by the insurers for which the Company acts as agent, (iii) the Company's rights to repossess and sell collateral, and (iv) virtually all aspects of the premium finance business. An adverse change in these laws or the adoption of new laws could have a material adverse effect on the Company's business by limiting the interest and fee income the Company can generate on existing and additional finance receivables, limiting the states in which the Company may operate, or restricting the Company's ability to realize the value of collateral securing its finance receivables. Moreover, a reduction in existing statutory maximum interest rates or the imposition of statutory maximum interest rates below those presently charged by the Company in unregulated jurisdictions would directly impair the Company's profitability. In addition, an adverse change in the maximum permissible interest rates that may be charged to borrowers in markets into which the Company may consider expanding could reduce the attractiveness of such markets, thereby limiting the expansion opportunities of the Company. The Company is not aware of any such material pending legislation in the markets it currently serves or in the markets it has targeted for expansion. An adverse change in, modification to, or clarification of any of these laws or regulations, or judicial interpretations as to whether and in what manner such laws or regulations apply to Automobile Sales Contracts and Direct Loans purchased or originated by the Company, also could result in potential liability related to Automobile Sales Contracts previously purchased and could have a material adverse effect on the Company's financial condition and results of operations. In addition, due to the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances, industry participants frequently are named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. See "Business -- Regulation."

               GEOGRAPHIC CONCENTRATION. The Company's finance and insurance offices are located primarily in South Carolina. The Company's profitability may be disproportionately affected by the general economic conditions of and regulatory changes in South Carolina. The Company believes, but no assurance is given that, such geographic concentration will decrease in the future as result of its growth strategy, which includes the possibility of further expansion into adjacent southeastern states. See "Business -- Business and Growth Strategy."

               RISKS OF PREMIUM FINANCE BUSINESS. The collateral for Premium Finance Contracts is the unearned portion of the premium paid to the insurance carrier. The smaller the percentage that the customer's down payment represents of the total premium due, the greater the Company's risk of loss is if inefficiencies in servicing the loan result in the Company's failure to cancel the insurance policy and seek a return of the unearned portion of the premium in a timely manner or the insurance company files for bankruptcy. To reduce its risk of loss, the Company generally requires a down payment of between 20% and 50% of the premium financed. To reduce the risk of loss from the insolvency of an insurance company, the Company has adopted a policy of insuring premiums only on personal lines of insurance obtained from insurance companies with a rating of C+ or better from A.M. Best & Company, except for policies issued by insurance companies participating in state-guaranteed reinsurance facilities. Neither the independent insurance agents who sell insurance to individuals for whom the Company finances premiums nor the insurance companies have any liability under the Premium Finance Contract to the Company in the event of a payment default. See "Business -- Premium Finance Business."

               DEPENDENCE ON THE REVOLVING CREDIT FACILITY. The Company depends primarily on borrowings under a revolving credit facility (the "Revolving Credit Facility") extended by FINOVA Capital Corporation ("Finova") to finance purchases of Automobile Sales Contracts, to fund the origination of Direct Loans and Premium Finance Contracts, and to carry these receivables until they are repaid and/or funded by the Company's other capital resources. The Company's ability to obtain a successor facility or similar financing will depend upon, among other things, the willingness of financial organizations to participate in funding Non-prime Borrower credit organizations and the Company's financial condition and results of operations. No assurance can be given that the Company will continue to comply with the terms of such facilities or to extend the commitment terms thereof. Although the Company believes that other financing would be available, no assurance can be given that successor financing will be available to the Company when needed and on similar terms. The Revolving Credit Facility is an $80 million credit line which is used by the Company primarily to purchase Automobile Sales Contracts and to originate Direct Loans and Premium Finance Contracts. At March 31, 1997, borrowings of $41.2 million were outstanding under the Revolving Credit Facility. The facility expires on July 31, 1998. See "Business -- Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


               CONTROL BY EXISTING SHAREHOLDER. James D. Thaxton, the Company's Chief Executive Officer, President, and Chairman of the Board, beneficially owns approximately 80% of the outstanding shares of Common Stock. As a result, Mr. Thaxton is able to elect all of the Company's directors, amend the Company's articles of incorporation, effect a merger, sale of assets, or other business acquisition or disposition, and otherwise effectively control the outcome of other matters requiring shareholder approval. See "Principal and Management Shareholders."


               RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS. The Company recently completed the acquisition of Thaxton Insurance, an affiliated insurance agency. As part of its growth strategy, the Company may pursue acquisitions of other independent consumer finance companies, insurance agencies, or related companies. The Company does not currently have any agreement, proposal, understanding, or arrangement regarding any particular material acquisition. With respect to any future acquisitions, no assurance is given that the Company will be able to locate or acquire suitable acquisition candidates, or that any businesses which are acquired can be effectively and profitably integrated into the Company. In order to provide funds for any acquisitions, the Company will likely need to incur, from time to time, additional indebtedness and to issue, in public or private transactions, equity and debt securities. The availability and terms of any such debt financing will depend on market and other conditions, and no assurance is given that such additional financing will be available on terms acceptable to the Company, if at all. Moreover, the issuance of equity securities, or securities convertible into equity securities, in connection with such acquisitions could cause the holdings of existing shareholders to be diluted. See "Business -- Business and Growth Strategy."


               ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF OTHER SERIES OF PREFERRED STOCK. The Company's Amended and Restated Articles of Incorporation (the "Articles") and Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Series A Preferred Stock and the Common Stock. In addition, the Articles authorize the Board of Directors to designate and issue up to 3,560,000 additional shares of preferred stock. The Board of Directors is empowered to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of these shares without any further vote or action by the shareholders of the Company. The rights of the holders of Series A Preferred Stock and Common Stock may be subject to, and adversely affected by, the rights of the holders of any preferred stock that is issued in the future. The issuance of such preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of the outstanding voting stock of the Company. See "Description of Capital Stock."

               RESTRICTIONS ON THE PAYMENT OF DIVIDENDS. The Company intends to declare and pay cash dividends on the Series A Preferred Stock, at the annual rate of 7.5%, on a quarterly basis. However, the ability of the Company to declare and pay such dividends will depend upon its financial condition, cash requirements, future prospects, and other factors deemed relevant by the Board of Directors. See "Description of Capital Stock -- Preferred Stock." In addition, the Revolving Credit Facility presently limits the payment of dividends to 50% of the Company's net income for the year of payment. While management does not anticipate that this limitation will impair the Company's ability to pay dividends on the Series A Preferred Stock, it is currently negotiating with Finova to modify this provision of the Revolving Credit Facility such that it will restrict only dividends on the Common Stock. See "Dividend Policy."

               SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of the Series A Preferred Stock or the Common Stock to the public following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Series A Preferred Stock and the Common Stock. See "Securities Eligible for Future Sale."

                              TERMS OF THE OFFERING

OFFERING PRICE OF THE SERIES A PREFERRED STOCK

               The Company is hereby offering to sell to the public up to 1,000,000 shares of Series A Preferred Stock at a price of $10.00 per share. Each share of Series A Preferred Stock will be convertible, at the option of the holder, into one share of Common Stock, subject to adjustment and time limitations. See "Description of Capital Stock -- Preferred Stock." This price and conversion ratio was determined by the Board of Directors of the Company without the benefit of reference to any market whatsoever for the Series A Preferred Stock, an active and liquid trading market for the Common Stock, or a valuation conducted specifically for the purpose of the Offering. The Board of Directors set this price and conversion ratio following consideration of several factors, including the Company's operating history and financial condition, its prospects following the intended application of the estimated net proceeds from the Offering, the prospects of the consumer financial services industry in general, and other factors deemed relevant by the Board of Directors. Consequently, this price and conversion ratio should not be viewed as having been determined on the basis of the Company's earnings, book value, or any other objective standard of worth.

OFFERING PERIOD

               The Offering is expected to continue through the earlier of the date on which all of the shares of Series A Preferred Stock being offered in the Offering are sold or December 31, 1997 (the "Expiration Date"). While the Company intends to use its best efforts to sell all of the Series A Preferred Stock being offered, the Offering may be terminated at the Company's option without notice to existing or potential subscribers before all such securities are sold. The Offering also may be extended by the Company for up to two years from the date of this Prospectus.

PLAN OF DISTRIBUTION

               The Offering will be conducted primarily by one or more of the Company's officers and directors, none of whom will receive compensation in connection with any offers or sales of the Series A Preferred Stock. The Company also may retain Sales Agents, who must be licensed broker-dealers, to sell all or a portion of the shares being offered on a "best efforts" basis. There are no underwriters involved in the Offering. If the Company retains Sales Agents to sell shares, the Company will pay such Sales Agents a selling commission of up to five percent of the gross offering proceeds attributable to the shares sold by such Sales Agents. The Company and the Sales Agents, if any, may agree to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

METHOD OF SUBSCRIPTION


               Persons who wish to purchase shares of Series A Preferred Stock must complete and sign the Subscription which accompanies this Prospectus. Additional copies of this Prospectus and the Subscription Agreement may be obtained by contacting the Company at the address set forth below. Subscription Agreements will not be accepted by the Company unless accompanied by payment in full of the subscription price. The Company reserves the right to reject all or a portion of any subscription until the date the shares purchased thereunder are issued. If all or part of the subscription is not accepted by the Company, all subscription funds relating to the unaccepted portion will be promptly returned to the subscriber without interest. All questions regarding the allocation of shares will be determined by the Company and such determination will be absolute and binding on all subscribers.


               A completed Subscription Agreement and payment in full (made in the manner specified below) of the total subscription price for the shares subscribed may be mailed or otherwise delivered to:

                             THE THAXTON GROUP, INC.
                              1524 PAGELAND HIGHWAY
                         LANCASTER, SOUTH CAROLINA 29720
                           ATTENTION: KENNETH H. JAMES

               Upon acceptance in writing by the Company, subscriptions will be irrevocable, binding, and legally enforceable. In the event of an oversubscription, all questions regarding the allocation of shares will be determined by the Company and such determination shall be binding on all subscribers. Any purchaser who otherwise is a customer of a Sales Agent or who wishes to open a brokerage account with a Sales Agent may indicate in their Subscription Agreement that securities purchased thereunder are to be issued in "street name" for the account of the Sales Agent for the benefit of the subscriber. In all other cases, subscribers will receive physical delivery of certificates representing the securities purchased in the Offering, registered as indicated on the Subscription Agreement. Whether issued in street name or directly to subscribers, certificates representing shares will be issued by the Company or its registrar and transfer agent promptly after acceptance by the Company of the underlying subscription.

PAYMENT METHOD

               Prospective purchasers must submit full payment for the shares to be purchased with a completed Subscription Agreement. All checks or other payment instruments for the purchase price of the shares should be made payable to "THE THAXTON GROUP, INC." Subscription funds will not be placed in escrow and, accordingly, will be available for immediate use by the Company as subscriptions are accepted and shares are sold.

                                 USE OF PROCEEDS


               The net proceeds to the Company from the sale of up to 1,000,000 shares of Series A Preferred Stock offered hereby (at the public offering price of $10.00 per share and after estimated expenses of the Offering) are estimated to be $9,370,000. The Company intends to use the net proceeds of the Offering to temporarily repay indebtedness outstanding under the Revolving Credit Facility. The Revolving Credit Facility is an $80 million credit line which is used by the Company primarily to purchase Automobile Sales Contracts and to originate Direct Loans and Premium Finance Contracts. The Revolving Credit Facility consists of two tranches. The primary tranche provides for advances of up to $70 million and the secondary tranche provides for advances of up to $10 million during their respective terms, both of which expire on July 31, 1998, subject to the limitation that advances under each tranche of the Revolving Credit Facility may not exceed an amount equal to specified percentages of finance receivables. At March 31, 1997, $41.2 million was outstanding under the primary tranche and there were no borrowings under the secondary tranche. The interest rate for borrowings is a defined prime rate plus one percent per annum for the primary tranche and plus five percent per annum for the secondary tranche (9.25% and 13.25%, respectively, at March 31, 1997). The Company expects to continue using the Revolving Credit Facility to fund the growth of its consumer finance business after the completion of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Business and Growth Strategy."


                                 DIVIDEND POLICY



               The Board of Directors intends to cause the Company to retain earnings to support the growth and development of its business. Accordingly, the Board of Directors does not anticipate that any dividends will be declared on the Common Stock for the foreseeable future. It is the current policy of the Board of Directors to declare and pay dividends on outstanding shares of the Series A Preferred Stock on a quarterly basis at an annual rate of 7.5%. The ability of the Company to declare and pay such dividends will depend upon its financial condition, cash requirements, future prospects, requirements of covenants under the Revolving Credit Facility, and other factors deemed relevant by the Board of Directors. The Revolving Credit Facility presently limits the payment of dividends to 50% of the Company's net income for the year of payment. While management does not anticipate that this limitation will impair the Company's ability to pay dividends on the Series A Preferred Stock, it is currently negotiating with Finova to modify this provision of the Revolving Credit Facility such that it will restrict only dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," "Business -- Financing," and "Description of Capital Stock -- Preferred Stock."

                                 CAPITALIZATION


               The following table sets forth the capitalization of the Company at March 31, 1997 on an actual basis and as adjusted to reflect the sale by the Company of 1,000,000 shares of Series A Preferred Stock in the Offering and the application of the net proceeds therefrom. The Offering will be conducted on a "best efforts" basis with no minimum number of shares that must be subscribed for in order for the Company to complete the Offering. Accordingly, no assurance is given that the maximum or any particular number of shares will be sold in the Offering. See "Use of Proceeds."




                                                                                                                AS ADJUSTED
                                                                                     ACTUAL                      (MAXIMUM)
                                                                                ------------------       -----------------------
                Revolving Credit Facility                                             $41,200,000                   $31,830,000
                Short-term notes payable                                                5,447,386                     5,447,386
                Shareholders' equity:
                    Series A Preferred Stock, $.01 par value, no shares
                        authorized, issued or outstanding, actual; 1,000,000
                        shares authorized, issued, and outstanding, as adjusted
                                                                                       ---                               10,000
                    Common Stock, $.01 par value, 50,000,000 shares authorized,
                        3,929,382 shares issued and outstanding, actual and as
                        adjusted (1)
                                                                                           39,264                        39,264
                Additional paid-in capital                                              3,439,980                    12,799,980
                Deferred stock award                                                    (697,500)                     (697,500)
                Retained earnings                                                       3,762,231                     3,762,231
                                                                                ------------------
                                                                                                         -----------------------
                    Total shareholders' equity                                          6,543,975                    15,913,975
                                                                                ------------------
                                                                                                         =======================
                    Total capitalization                                              $53,191,361                   $53,191,361
                                                                                ==================       =======================

               ---------------
               (1) Does not include 155, 475 shares held by Thaxton Insurance, a wholly-owned subsidiary of the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

               The selected financial data of the Company set forth below are qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. The income statement data for the years ended December 31, 1994, 1995, and 1996 and the balance sheet data at December 31, 1995 and 1996, are derived from the consolidated financial statements of the Company audited by KPMG Peat Marwick LLP, independent auditors, which are included elsewhere in this Prospectus. The income statement data for the years ended December 31, 1992 and 1993 and the balance sheet data at December 31, 1992, 1993, and 1994 are derived from consolidated financial statements of the Company which also have been audited by KPMG Peat Marwick LLP but are not included herein. The selected financial data presented below for the three months ended March 31, 1996 and 1997, and as of March 31, 1997 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. Such statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, necessary to a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the full year.




                                                                                          THREE MONTHS
                                                                                             ENDED
                                                 YEAR ENDED DECEMBER 31,                    MARCH 31,
                                     ------------------------------------------------   -----------------
                                       1992      1993      1994      1995      1996       1996     1997
                                     ------------------------------------------------   -----------------
                                                 (dollars in thousands, except per share amounts)
INCOME STATEMENT DATA:
Interest and fee income               $ 3,352   $ 4,082   $ 5,380   $ 9,024   $13,519   $ 3,202   $ 3,701
Interest expense                          645       738     1,115     2,653     3,842       874     1,057
                                      -------   -------   -------   -------   -------   -------   -------
Net interest income                     2,707     3,344     4,265     6,371     9,677     2,328     2,644
Provision for credit losses .             500       423       481       890     3,593       479       730
                                      -------   -------   -------   -------   -------   -------   -------
Net interest income after provision     2,207     2,921     3,784     5,481     6,084     1,849     1,914
   for credit losses
Insurance commissions, net                197       268       376       676     2,145       294     1,313
Other income                                4         8         9        30       136         1       227
Operating expenses                      1,974     2,218     2,889     4,755     7,396     1,575     2,971
Income tax expense                        195       366       464       511       303       214       169
                                      -------   -------   -------   -------   -------   -------   -------
Net income                            $   239   $   613   $   816   $   921   $   666   $   355   $   314
                                      =======   =======   =======   =======   =======   =======   =======
Net income per share                  $  0.08   $  0.19   $  0.26   $  0.29   $  0.18   $  0.09   $  0.08
Pro forma net income per share(4)          --        --        --        --   $  0.15        --   $  0.07
Common shares outstanding               3,148     3,148     3,148     3,777     3,932     3,777     3,926



                                                                                                         THREE MONTHS
                                                                           DECEMBER 31,                 ENDED MARCH 31,
                                                       ----------------------------------------------   ----------------
                                                          1992        1993    1994     1995      1996     1996    1997
                                                       -----------------------------------------------  ----------------
OPERATING DATA:
Average interest rate earned (1)(2)                      43.52%      43.45%   39.24%   33.78%   30.92%   32.32%   29.83%
Average interest rate paid (2)                            9.27        9.10     9.74    11.32    10.21    10.48     9.57
Net interest spread (2)                                  34.25       34.35    29.50    22.46    20.71    21.84    20.26
Net interest margin (2)(3)                               35.14       35.60    31.11    23.85    22.14    23.49    21.59
Allowance for credit losses as a
  percentage of Net Finance
  Receivables                                             4.17        3.41     2.44     2.05     4.35     2.06     4.39
Allowance for credit losses, dealer reserves and
   discount on bulk purchases as a percentage of
   Net Finance Receivables                                5.36        6.24     6.07     4.91     7.81     4.87     7.60
Net charge-offs as a percentage
   of average Net Finance
   Receivables (2)                                        5.21        4.31     3.11     3.08     5.06     4.30     5.16
--------------------

(1) Average interest rate earned represents interest and fee income for the period divided by average Net Finance Receivables during the period.

(2) Percentages for the three months ended March 31, 1996 and 1997 are computed using annualized operating data which do not necessarily represent the comparable data for a full twelve-month period.

(3) Net interest margin represents net interest income for the period divided by average Net Finance Receivables during the period.


(4) The pro forma net income per share data gives effect to the issuance of 1,000,000 shares of Series A Preferred Stock.





                                                   AT YEAR ENDED DECEMBER 31,                  AT MARCH 31,
                                 ------------------------------------------------------------      1997
                                   1992         1993         1994         1995        1996     AS ADJUSTED(1)
                                 ------------------------------------------------------------
                                                      (dollars in thousands)
BALANCE SHEET DATA:
Finance receivables..............$10,923      $13,924      $22,450      $47,900     $63,107       64,985
Unearned income (2)...............(2,519)      (3,069)      (5,037)     (10,823)    (14,366)     (14,574)
Allowance for credit losses.........(352)        (370)        (424)        (783)     (2,195)      (2,285)
Finance receivables, net...........8,052       10,485       16,989       36,294      46,546       48,126
Total assets   ....................8,966       11,269       18,013       40,692      56,681       58,557
Total liabilities..................7,834        9,341       15,339       33,514      50,410       42,643
Shareholders' equity...............1,132        1,928        2,674        7,178       6,271       15,914

--------------------

(1) The as adjusted balance sheet information gives effect to the issuance of 1,000,000 shares of Series A Preferred Stock by the Company at the public offering price, the receipt of $9.4 million in net proceeds, and the application of such proceeds to pay down borrowings as if each event had occurred on March 31, 1997.

(2) Includes unearned finance charges, dealer reserves on Automobile Sales Contracts and discounts on bulk purchases. Dealer reserves and discounts on bulk purchases totaled $105,928, $327,807, $631,709, $1,091,979, and $1,747,000 at December 31, 1992, 1993,
               1994, 1995, and 1996 respectively, and $1,675,048 at March 31,
               1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


HISTORICAL DEVELOPMENT AND GROWTH

               Prior to 1991, the Company primarily was engaged in making and servicing direct consumer and insurance premium finance loans to Non-prime Borrowers. In 1991, the Company made a strategic decision to begin diversifying its portfolio by actively seeking to finance purchases of used automobiles by Non-prime Borrowers. Management believed that the expertise it had developed in extending and servicing installment credit to Non-prime Borrowers would enable it to profitably finance used automobile purchases by borrowers having similar credit profiles. The Company facilitated its entry into this segment of the consumer credit industry by engaging additional senior and mid-level management personnel with substantial used automobile lending experience. Since 1991, the Company has evolved into a diversified consumer financial services company engaged in used automobile lending through the purchase and servicing of Automobile Sales Contracts, the origination and servicing of Direct Loans and Premium Finance Contracts, and selling insurance products on an agency basis.

               The following table sets forth certain information with regard to growth in the Company's finance receivable portfolio.


                                                                                                 THREE MONTHS
                                                                  YEAR ENDED DECEMBER 31,            ENDED
                                                ---------------------------------------------      MARCH 31,
                                                       1994           1995          1996             1997
                                                ---------------------------------------------    ------------
AUTOMOBILE SALES CONTRACTS
        Total balance at period end, net (1)        $8,823,559    $22,788,837    $35,998,537      $37,910,666
        Average account balance at period end            2,317          3,436          3,699            3,638
        Interest income for the period               1,990,268      5,031,402      8,361,396        2,402,067
        Average interest rate earned (2)                 31.10%         28.92%         27.98%           25.90 %
        Number of accounts at period end                 3,808          6,632          9,733           10,420

DIRECT LOANS
        Total balance at period end, net (1)        $7,107,446     $9,460,798     $9,896,100       $9,469,807
        Average account balance at period end            1,175          1,405          1,324            1,253
        Interest income for the period               2,305,296      2,248,168      2,941,705          696,549
        Average interest rate earned (2)                 34.66%         31.60%         30.01%           28.86 %
        Number of accounts at period end                 6,047          6,736          7,475            6,997

PREMIUM FINANCE CONTRACTS
        Total balance at period end, net (1)        $1,482,009     $4,827,067     $2,846,451       $3,031,076
        Average account balance at period end              272            336            287              314
        Interest income for the period                 151,402        484,222        737,895          113,495
        Average interest rate earned (2)                 13.96%         15.35%         17.52%           15.76 %
        Number of accounts at period end                 5,442         14,378          9,931            9,640

 ------------------
(1) Finance receivable balances are presented net of unearned finance charges, dealer reserves on Automobile Sales Contracts and discounts on bulk purchases.
(2) Averages are computed using beginning and ending balances for the period presented and are annualized for periods of less than one year.

               Management believes the best opportunities for continued growth in the Company's Automobile Sales Contract and Direct Loan portfolios lie in the opening of new finance offices in small to medium-sized markets in the states where the Company presently operates and contiguous states that management believes to be under served by its competitors. The Company opened two new finance offices in 1996 and plans to open at least two in 1997 and 1998. The Company estimates that the capital expenditure necessary for opening each new finance office is approximately $21,000. While there are certain risks associated with such expansion, management believes that its ability to identify and retain finance office management personnel having established relationships with local independent dealers, its expertise in extending and servicing credit to Non-prime Borrowers, and other factors will enable it to manage anticipated growth in its finance office network and in its Automobile Sales Contract and Direct Loan portfolios. The Company will seek to expand its Premium Finance Contract portfolio by establishing and broadening relationships with insurance agencies having a client base in need of premium financing. The Company also periodically may make bulk purchases of Automobile Sales Contracts and Premium Finance Contracts if such purchases are deemed beneficial to the Company's competitive position and portfolio mix and will seek opportunities to expand its network of insurance offices primarily through the acquisition of independent insurance agencies.

RECENT ACQUISITION AND EXPANSION ACTIVITIES

               On October 31, 1996, the Company exchanged 300,000 shares of Common Stock for all of the outstanding capital stock of Thaxton Insurance. At the time of its acquisition, Thaxton Insurance had 19 insurance offices in North Carolina and South Carolina. Thaxton Insurance continues to conduct business as a wholly-owned subsidiary of the Company. See "Certain Transactions."

               During 1996 the Company opened finance offices in Sumter, South Carolina and Augusta, Georgia. The Augusta office was the Company's first in Georgia. Both of the finance offices opened in 1996 are primarily devoted to the purchase and servicing of Automobile Sales Contracts. The Company also opened a mortgage lending office in Charlotte, North Carolina during the year. The mortgage lending office is located in the same building as one of the Company's insurance offices.

               During the first quarter of 1997, the Company opened a finance office in Christiansburg, Virginia that will be devoted almost exclusively to the purchase and servicing of Automobile Sales Contracts and Thaxton Insurance acquired independent agencies in York, South Carolina and Winston-Salem, North Carolina.

PROFITABILITY

        The following table sets forth certain data relating to the Company's profitability.

                                               FOR THE YEARS ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                         -------------------------------------------    ------------------------------
                                              1994             1995           1996           1996            1997
                                         -------------------------------------------    ------------    --------------

  Average Net Finance Receivables (1)      $13,712,742     $26,710,887    $43,717,445    $39,636,208      $49,626,047
  Average notes payable (1)                $11,447,977     $23,447,113    $37,611,963    $33,382,553      $42,710,080

  Interest and fee income                  $ 5,380,470     $ 9,024,232    $13,518,563    $ 3,202,385      $ 3,700,561
  Interest expense (2)                       1,114,829       2,653,614      3,841,683        874,459        1,022,191
                                             ---------       ---------      ---------        -------        ---------
  Net interest income                      $ 4,265,641     $ 6,370,618    $ 9,676,880    $ 2,327,926      $ 2,678,370
                                           ===========       =========      =========      =========        =========

  Average interest rate earned (1)              39.24%          33.78%         30.92%         32.32%           29.83%
  Average interest rate paid (1)                 9.74           11.32          10.21          10.48             9.57
                                                -----           -----          -------        -----             ----
  Net interest rate spread                      29.50%          22.46%         20.71%         21.84%           20.26%
                                                =====           =====          =====          =====            =====

  Net interest margin (3)                       31.11%          23.85%         22.14%         23.49%           21.59%
                                                =====           =====          =====          =====            =====

---------------

(1) Averages are computed using month-end balances during the periods presented and are annualized for periods of less than one year.
(2)      Excludes interest expense paid on Thaxton Insurance related debt.
(3) Net interest margin represents net interest income divided by average Net Finance Receivables.


               The principal component of the Company's profitability is its net interest spread, the difference between interest earned on finance receivables and interest expense paid on borrowed funds. Statutes in some states regulate the interest rates that the Company may charge its borrowers while interest rates in other states are unregulated and consequently are established by competitive market conditions. At March 31, 1997, approximately 13% of Net Finance Receivables were subject to maximum interest rates imposed by statute and substantially all of these receivables were earning interest at the maximum rate. There are significant differences in the interest rates earned on the various components of the Company's finance receivable portfolio. The interest rates earned on Automobile Sales Contracts generally are lower than the interest rates earned on Direct Loans due to competition from other lenders, superior collateral, and longer terms. The interest rates earned on Premium Finance Contracts are state regulated and vary based on the type of underlying insurance and the term of the contract.


               Unlike the Company's interest income, its interest expenses are sensitive to general market fluctuations in interest rates. The interest rates paid to the Company's primary lender are based upon a published prime rate plus set percentages. Thus, general market fluctuations in interest rates directly impact the Company's cost of funds. The Company intends to explore opportunities to fix or cap the interest rates paid on all or a portion of its borrowings; however, there can be no assurance that fixed rate financing or suitable interest-rate hedge facilities will be available on terms acceptable to the Company. The Company's general inability to increase the interest rates earned on finance receivables may impair its ability to adjust to increases in the cost of funds resulting from changes in market conditions. Accordingly, increases in market interest rates generally will narrow the Company's interest rate spread and lower its profitability while decreases in market interest rates generally will widen the Company's interest rates spreads and increase profitability.

               The decline in net interest rate spreads from 1994 to 1996 is attributable primarily to the increased level of Automobile Sales Contracts in the Company's finance receivable portfolio. The Company expects Automobile Sales Contracts to be the principal component of future growth in its finance receivable portfolio. If this growth in Automobile Sales Contracts occurs, the Company expects that its net interest spread will continue to narrow. See "Liquidity and Capital Resources."

RESULTS OF OPERATIONS

               COMPARISON OF THREE MONTHS ENDED MARCH 31, 1997 TO THREE MONTHS ENDED MARCH 31, 1996. Finance receivables at March 31, 1997 were $64,984,733 versus $52,682,998 at March 31, 1996, a 23% increase. The primary component of this increase was Automobile Sales Contracts, which increased from $33,438,769, at March 31, 1996 to $39,585,713 at March 31, 1997, or 18%. The Company opened two branch offices in 1996 and one in early 1997, which generated significant additional volume of Automobile Sales Contracts in the first quarter of 1997.

               Unearned income at March 31, 1997 was $12,898,136 versus $10,411,782 at March 31, 1996, a 24% increase which was directly related to the higher volume of Automobile Sales Contract originations during 1997. The provision for credit losses established for the three months ended March 31, 1997 was $729,767 versus $478,614 for 1996, and the allowance for credit losses increased from $870,076 at March 31, 1996 to $2,285,057 at March 31, 1997. The
increase in the provision is due to strengthening the Company's allowance for credit losses in response to higher than expected loan losses and repossessions. The allowance for credit losses as a percentage of Net Finance Receivables increased from 2.06% at March 31, 1996 to 4.39% at March 31, 1997.

               The growth in finance receivables during the three months ended March 31, 1997 versus the comparable period in 1996 resulted in higher levels of interest and fee income. Interest and fee income for the three months ended March 31, 1997 was $3,700,561, versus $3,202,385 for the three months ended March 31, 1996, a 16% increase. Interest expense also was higher, increasing to $1,056,901 for the three months ended March 31, 1997 versus $874,459 for the three months ended March 31, 1996, a 21% increase. The increase in interest expense was due to the higher levels of borrowings needed to fund finance receivable originations.

               Net interest income for the three months ended March 31, 1997 increased to $2,643,660 from $2,327,925 for the comparable period of 1996, a 14% increase. The increase in net interest income is attributable to the higher levels of finance receivables, the interest income and fees from which more than offset the 14% decrease in net interest spread for the three months ended March 31, 1997 versus 1996.

               Insurance commissions net of insurance cost increased to $1,312,711 for the three months ended March 31, 1997 from $294,059 for 1996, due to the higher levels of Automobiles Sales Contract originations, the triggering event for most sales of insurance products to borrowers, and commissions generated on the sale of insurance policies by Thaxton Insurance which was acquired in October 1996. Other income increased from $1,300 at March 31, 1996 to $227,502 at March 31, 1997 due to the acquisition of Thaxton Insurance.

               Operating expenses increased from $1,576,099 for the three months ended March 31, 1996 to $2,971,137 for 1997, an 89% increase. The increase in expenses was due to opening new offices and expenses generated by the insurance agency operations, in addition to a general increase in costs associated with administering a significantly larger finance receivable portfolio.

               Net income decreased to $314,276 for the three months ended March 31, 1997 from $354,618 for 1996. The decrease in net income was due to the higher levels of net interest and insurance income being offset by higher loss provisions and expenses.

               Shareholders' equity decreased from $7,552,333 at March 31, 1996 to $6,543,975 at March 31, 1997, a 13% decrease, as a result of retained earnings from after tax profits during the period, offset by the purchase of approximately 140,000 shares of the Company's Common Stock which was owned by Thaxton Insurance at the time it was acquired by the Company.

               COMPARISON OF 1996 TO 1995. Gross finance receivables at December 31, 1996 were $63,106,601 versus $47,900,234 at December 31, 1995, a 32%
increase. The primary component of this increase was Automobile Sales Contracts, which increased from $31,149,674 at December 31, 1995 to $47,603,138 at December 31, 1996, or 53%. The Company opened four finance offices in 1995 and two in 1996, all of which originated primarily Automobile Sales Contracts, generating a significant additional volume of such contracts. Premium Finance Contracts outstanding decreased from $5,046,110 at December 31, 1995 to $2,943,338 at December 31, 1996, or 42%, due to the Company's decision to reduce origination activities in Virginia. Direct loans increased 7.3%, to $12,560,126 at December 31, 1996 compared to $11,704,450 at December 31, 1995 due primarily to increased loan demand at the Company's existing finance offices.

               Unearned income at December 31, 1996 was $12,578,514 versus $9,731,532 at December 31, 1995, a 29% increase which was directly related to the higher volume of Automobile Sales Contract originations during 1996. The provision for credit losses established for the year ended December 31, 1996 was $3,593,399, versus $890,337 for 1995. The increase in the provision for credit losses was due to strengthening the Company's allowance for credit losses in response to higher than expected loan losses and repossessions in the fourth quarter of 1996. The allowance for credit losses increased from $783,200 at December 31, 1995 to $2,195,000 at December 31, 1996. The allowance for credit losses as a percentage of Net Finance Receivables increased from 2.1% at December 31, 1995 to 4.4% at December 31, 1996.

               Cash levels decreased from $1,828,484 at December 31, 1995 to $421,465 at December 31, 1996. This decrease was due to the use of the proceeds of the Company's public offering on December 29, 1995 to pay down the Revolving Credit Facility on January 3, 1996.

               The following balance sheet amounts increased primarily due to the consolidation of Thaxton Insurance with the Company; premises and equipment, accounts receivable, goodwill and intangibles, notes payable to affiliates, accounts payable, and employee savings.

               The growth in finance receivables during the year ended December 31, 1996 versus the comparable period in 1995 resulted in higher levels of interest and fee income. Interest and fee income for the year ended December 31, 1996 was $13,518,563, versus $9,024,232 for the year ended December 31, 1995, a
50% increase. Interest expense also was higher, increasing to $3,841,683 for the year ended December 31, 1996 versus $2,653,614 for the year ended December 31, 1995, a 45% increase. The increase in interest expense was due to the higher levels of borrowings needed to fund the larger finance receivable portfolio, offset somewhat by reduced interest rates payable by the Company to its primary lender under new agreements entered into in 1996.

               Net interest income for the year ended December 31, 1996 increased to $9,676,880 from $6,370,618 for 1995, a 52% increase. The increase in net interest income is attributable to the higher levels of finance receivables, the interest income and fees from which more than offset the 7.8% decrease in net interest spread for the year ended December 31, 1996 versus 1995.

               Insurance premiums and commissions net of insurance cost increased to $2,145,423 for the year ended December 31, 1996 from $676,766 for 1995, a 217% increase due to the higher levels of Automobile Sales Contract originations, the triggering event for most sales of insurance products to borrowers, and commissions generated on the sale of insurance policies by the insurance agency operations during the two months of 1996 following the acquisition of Thaxton Insurance.

               Operating expenses increased from $4,755,094 for the year ended December 31, 1995 to $7,395,640 for 1996, a 56% increase. The increase in expenses was due to opening new offices and expenses generated by the insurance agency operations during the two months following the acquisition of Thaxton Insurance, in addition to a general increase in costs associated with administering a significantly larger finance receivable portfolio, with average net loans outstanding increasing 63%.

               Net income decreased to $666,399 for the year ended December 31, 1996 from $921,069 for 1995. The decrease in net income was due to higher levels of net interest and insurance income, offset by a higher loss provision for credit losses and expenses.

               Shareholders' equity decreased from $7,177,890 at December 31, 1995 to $6,271,305 at December 31, 1996, as a result of retained earnings from after tax profits during the period, offset by the purchase of approximately 140,000 shares of the Company's common stock which was owned by Thaxton Insurance at the time of the acquisition of Thaxton Insurance.

               COMPARISON OF 1995 TO 1994. Gross finance receivables at December 31, 1995 were $47,900,234 versus $22,450,280 at December 31, 1994, a 113%
increase. The primary component of this increase was Automobile Sales Contracts, which increased from $11,879,474 at December 31, 1994 to $32,455,654 at December 31, 1995, or 173%. The Company opened four finance offices in 1995, which generated a significant volume of Automobile Sales Contracts. Premium Finance Contracts were up 226%, primarily due to the purchase of Eagle Premium Finance Company in September 1995.

               Unearned income at December 31, 1995 was $9,731,532 versus $4,405,266 at December 31, 1994, a 121% increase which was directly related to the higher volume of Automobile Sales Contract originations during 1995. The provision for credit losses established for the year ended December 31, 1995 was $890,337, versus $481,063 for 1994, an 85% increase. The percentage increase in the provision for credit losses was less than the percentage increase in Net Finance Receivables because the primary component of the increase in Net Finance Receivables was Automobile Sales Contracts, which generally result in lower charge-offs than Direct Loans due to dealer reserves and the relative importance of automobiles versus other assets used by Non-prime Borrowers to collateralize their short-term debts. The allowance for credit losses as a percentage of Net Finance Receivables decreased from 2.4% at December 31, 1994 to 2.1% at December 31, 1995.

               Cash levels increased from $248,842 at December 31, 1994 to $1,828,484 at December 31, 1995. This increase was due to the receipt of the proceeds of the Company's public offering on December 29, 1995. The excess cash was used to pay down the Revolving Credit Facility on January 3, 1996.

               Notes payable to affiliates decreased from $1,046,058 at December 31, 1994 to zero at December 31, 1995, due to repayment of affiliated indebtedness and conversion of affiliated indebtedness to equity. See "Certain Transactions -- Conversion and Repayment of Subordinated Debt."

               The growth in finance receivables during the year ended December 31, 1995 versus the comparable period in 1994 resulted in higher levels of interest and fee income. Interest and fee income for the year ended December 31, 1995 was $9,024,232, versus $5,380,470 for the year ended December 31, 1994, a 68% increase. Interest expense also was higher, increasing to $2,653,614 for the year ended December 31, 1995 versus $1,114,829 for the year ended December 31, 1994, a 138% increase. The increase in interest expense was due to the higher levels of borrowings needed to fund finance receivable originations and a higher cost of funds due to increases in the prime rate and in the contract rate in excess of the prime rate paid to the Company's primary lender.

               Net interest income for the year ended December 31, 1995 increased to $6,370,618 from $4,265,641 for 1994, a 49% increase. The increase in net interest income is attributable to the higher levels of finance receivables, the interest income and fees from which more than offset the 24% decrease in net interest spread for 1995 versus 1994.

               Insurance commissions net of insurance cost increased to $676,766 for the year ended December 31, 1995 from $375,720 for 1994, a 80% increase primarily due to the higher levels of Automobile Sales Contract originations, the triggering event for most sales of insurance products to borrowers.

               Operating expenses increased from $2,888,819 for the year ended December 31, 1994 to $4,755,094 for 1995, a 64% increase. The increase in expenses was due to opening new offices and expenses associated with the Company's initial public offering, including one additional executive officer, in addition to a general increase in costs associated with administering a significantly larger finance receivable portfolio.

               Net income increased to $921,069 for the year ended December 31, 1995 from $816,352 for 1994. The increase in net income was due to higher levels of net interest and insurance income, partially offset by higher loss provisions and expenses.

               Shareholders' equity increased from $2,674,188 at December 31, 1994 to $7,177,890 at December 31, 1995, a 168% increase, as a result of the proceeds of the initial public offering, conversion of subordinated debt to equity, and retained earnings from after tax profits during the period, offset in part by the conversion of $700,000 in preferred stock to debt during the second quarter of 1995. The Company completed a "best efforts" initial public offering on December 29, 1995. The Company offered for sale up to 1,400,000 shares, with a minimum of 350,000 shares, at a price of $9 per share. The offering resulted in the sale of 418,057 shares, including 138,890 shares purchased by Thaxton Insurance. The proceeds of the offering, net of expenses, were $3,210,133.

CREDIT LOSS EXPERIENCE

               Provisions for credit losses are charged to income in amounts sufficient to maintain the allowance for credit losses at a level considered adequate to cover the expected future losses of principal and interest in the existing finance receivable portfolio. Credit loss experience, contractual delinquency of finance receivables, the value of underlying collateral and management's judgment are factors used in assessing the overall adequacy of the allowance and resulting provision for credit losses. The Company's charge-off policy is based on an account by account review of delinquent receivables. Losses on finance receivables secured by automobiles are recognized at the time the collateral is repossessed. Other finance receivables are charged off when they become contractually past due 180 days, unless extenuating circumstances exist leading management to believe such finance receivables will be collectible. Finance receivables may be charged off prior to the normal charge-off period if management deems them to be uncollectible.

               Under the Company's dealer reserve arrangements, when a dealer assigns an Automobile Sales Contract to the Company, the Company withholds a certain percentage of the principal amount of the contract, usually between five and ten percent (the "Discount Percentage"). The amounts withheld from a particular dealer are recorded in a subsidiary ledger account (the "Specific Reserve Account"). Any losses incurred on Automobile Sales Contracts purchased from that dealer are charged against its Specific Reserve Account. If at any time the balance of a dealer's Specific Reserve Account exceeds the amount derived by applying the Discount Percentage to the total amount of principal and interest due under all outstanding Automobile Sales Contracts purchased from such dealer (the "Excess Dealer Reserve"), the dealer is entitled to receive distributions from the Specific Reserve Account in an amount equal to the Excess Dealer Reserve. If the Company is continuing to purchase Automobile Sales Contracts from a dealer, distributions of Excess Dealer Reserves generally are paid quarterly. If the Company is not continuing to purchase Automobile Sales Contracts from a dealer, distributions of Excess Dealer Reserves are not paid out until all Automobile Sales Contracts originated by that dealer have been paid in full. The aggregate balance of all Specific Reserve Accounts, including unpaid Excess Dealer Reserves, are reflected in the balance sheet as a reduction of finance receivables. The Company's allowance for credit losses is charged only to the extent that the loss on an Installment Contract exceeds the originating dealer's Specific Reserve Account at the time of the loss.

               The Company periodically purchases Automobile Sales Contracts in bulk. In a bulk purchase arrangement, the Company typically purchases a portfolio of Automobile Sales Contracts from a dealer at a discount to par upon a review and assessment of the portfolio by the Company's management. This discount is maintained in a separate account against which losses on the bulk portfolio purchased are charged. To the extent losses experienced are less than the discount, the remaining discount is accreted into income.


               The Company's charge-offs as a percentage of average Net Finance Receivables increased from 3.08% for the year ended December 31, 1995 to 5.06% for the year ended December 31, 1996. This increase was due to a general deterioration in loan performance experienced throughout the non-prime lending industry in 1996. The Company's credit policies have remained consistent, and management believes that its charge-off experience is comparable to that experienced by other lenders in the non-prime sector. In response to this increased loss experience, in the second half of 1996 the Company made several operational changes which are expected to return charge-offs to levels comparable with past periods. These changes included reducing purchases of Automobile Sales Contracts from certain dealers for which loss experience had been unsatisfactory, splitting several offices to obtain improved collection by locating collection personnel in closer geographic proximity to borrowers, and reorganizing the Company's regional structure to place more experienced supervisory personnel in charge of certain offices with higher than average credit loss experience. Management intends to maintain current credit quality standards, which may result in a slower portfolio growth in the current credit market for non-prime borrowers.

               The following table sets forth the Company's allowance for credit losses at December 31, 1994, 1995, and 1996 and the credit loss experience over the periods presented.

                                                                                                          AT OR FOR THE THREE MONTHS
                                                                 AT OR FOR THE YEARS ENDED DECEMBER 31,         ENDED MARCH 31,
                                                                 --------------------------------------- ---------------------------
                                                                     1994          1995         1996          1996          1997
                                                                 --------------------------------------- ---------------------------

Net Finance Receivables (1)                                      $17,413,014   $38,168,681  $50,447,410   $42,271,216    $52,086,596
Allowance for credit losses                                      $   424,425   $   783,200  $ 2,195,000   $   870,076    $ 2,285,057
Allowance for credit losses as a percentage of
   Net Finance Receivables (1)                                         2.44%        2.05%         4.35%         2.06%          4.39%
Dealer reserves and discounts on bulk purchases                  $   631,709   $ 1,091,979  $ 1,747,000   $ 1,187,180    $ 1,675,048
Dealer reserves and discounts on bulk
  purchases as a percentage of Automobile
  Sales Contracts                                                      6.68%        4.91%         4.64%         4.67%          4.23%
Allowance for credit losses and dealer reserves and
  discount on bulk purchases                                     $ 1,056,134   $1,875,179   $ 3,942,000   $ 2,057,256    $ 3,960,105
Allowance for credit losses and dealer reserves and discount on bulk purchases as a percentage of Net Finance Receivables
                                                                       6.07%        4.91%         7.81%         4.87%          7.60%
Provision for credit losses                                      $   481,063   $  890,337   $ 3,593,399   $   478,614    $   729,767
Charge-offs (net of recoveries)                                  $   426,624   $  821,806   $ 2,210,441   $   425,931    $   639,709
Charge-offs (net of recoveries) as a percentage of average
  net finance receivables                                              3.11%       3.08%         5.06%          4.30%          5.16%

-------------
(1) Net finance receivable balances are presented net of unearned finance charges only.

               The following table sets forth certain information concerning Automobile Sales Contracts and Direct Loans at the end of the periods indicated:


                                                                      AT DECEMBER 31,                         AT MARCH 31,
                                                   -----------------------------------------------   -------------------------------
                                                           1994           1995            1996             1996              1997
                                                   -----------------------------------------------   -------------------------------
Automobile Sales Contracts and Direct Loans
       contractually past due 90 days or more (1)     $    110,030    $    179,831    $   470,143     $   304,663        $   394,144
Automobile Sales Contracts and Direct Loans (1)       $ 15,931,005    $ 32,249,635    $45,894,637     $36,229,145        $47,380,472
Automobile Sales Contracts and Direct Loans
       contractually past due 90 days
       or more as a percentage of Automobile
       Sales Contracts and Direct Loans                       0.69%           0.56%          1.02%           0.84%             0.83%

-----------------
(1) Finance receivable balances are presented net of unearned finance charges, dealer reserves on Automobile Sales Contracts and discounts on bulk purchases.

               The following table sets forth certain information concerning Premium Finance Contracts at the end of the periods indicated:

                                                                              AT DECEMBER 31,                   AT MARCH 31,
                                                          --------------------------------------   -------------------------------
                                                            1994           1995          1996          1996             1997
                                                          --------------------------------------   -------------------------------
    Premium finance contracts contractually past due
         60 days or more (1)                              $   26,418    $   99,537    $  100,633    $  124,150      $   66,208
    Premium finance contracts outstanding (1)             $1,482,009    $4,827,067    $2,846,451    $5,390,978      $3,031,076
    Premium finance contracts contractually past due 60
         days or more as a percentage of premium finance
         contracts                                               1.8%          2.1%          3.5%         2.30%           2.18%

----------------------------
(1) Finance receivable balances are presented net of unearned finance charges and discounts on bulk purchases.

LIQUIDITY AND CAPITAL RESOURCES


               The Company generally finances its operations and new offices through cash flow from operations and borrowings under the Revolving Credit Facility. The Revolving Credit Facility is extended by Finova and consists of two tranches. The primary tranche provides for advances of up to $70 million and the secondary tranche provides for advances of up to $10 million during their respective terms, both of which expire on July 31, 1998, subject to the limitation that advances under each tranche of the Revolving Credit Facility may not exceed an amount equal to specified percentages of Net Finance Receivables. The secondary tranche allows the Company to borrow amounts equal to a higher percentage of Net Finance Receivables than under the primary tranche. The Company borrows against the secondary tranche only when it has exhausted available borrowings under the primary tranche. As of March 31, 1997, $41.2 million was outstanding under the

Revolving Credit Facility, all of which has been advanced under the primary tranche, and there was $38.8 million available for additional borrowing. The interest rate for borrowings is the prime rate published by Citibank, N.A. (or other money center bank designated by Finova) plus one percent per annum for the primary tranche and plus five percent per annum for the secondary tranche. The Revolving Credit Facility agreement, amended on July 28, 1996, provides for a lower fixed percentage over prime than did the previous agreement. The Revolving Credit Facility imposes several financial and other covenants, including leverage tests, dividend restrictions, and minimum net worth requirements. The Company does not believe these covenants will materially restrict its business or its expansion strategy.


               Cash flows from financing activities during the years ended December 31, 1994, 1995 and 1996 were as follows:

                                                                           DECEMBER 31,
                                                ---------------------------------------------------------------
                                                      1994                   1995                   1996
                                                -------------------    -------------------    -----------------
         Revolving Credit Facility                 $5,851,419            $16,538,315             $ 8,941,444
         Other notes payable                           82,672               (746,058)              1,292,851
         Dividends paid on preferred stock            (52,500)               (17,500)                ---
         Common Stock                                   ---                3,210,133                 ---
                                                -------------------    -------------------    -----------------
                Total                              $5,881,591            $18,984,890             $10,234,295
                                                ===================    ===================    =================

               Management believes that the recent increase in the maximum borrowings available under the Revolving Credit Facility, in addition to cash expected to be generated from operations and the Offering, will provide the resources necessary to pursue the Company's business and growth strategy through 1997. The Company is currently investigating several options for raising additional funds to support growth in future years, including the sale of up $10 million in short-term, subordinated notes payable. See "Business -- Financing."

IMPACT OF INFLATION AND GENERAL ECONOMIC CONDITIONS

               Although management does not believe that inflation has a direct material adverse effect on the Company's financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because the Company borrows funds on a floating rate basis and generally extends credit at the maximum interest rates permitted by law or market conditions, increased interest rates would increase the Company's cost of funds and could materially impair the Company's profitability. Inflation also can affect the Company's operating expenses. The Company's business could be affected by other general economic conditions in the United States, including economic factors affecting the ability of its customers or prospective customers to purchase used automobiles and to obtain and repay loans.

ACCOUNTING MATTERS

               The Company adopted Statement of Financial Accounting Standard ("SFAS") Nos. 121 and 123 during 1996. The adoption of these standards had no material impact on the Company's results of operations or financial position in 1996. In addition, the Financial Accounting Standards Board had issued SFAS No. 125, as amended by SFAS No. 127, which the Company will adopt in 1997. Based on the Company's current operations, adoption of these standards is not expected to have a material impact on the Company's financial statements.

                                    BUSINESS



GENERAL

               The Company was organized in July 1978 as C.L. Thaxton & Sons, Inc., and from that date until 1991 was primarily engaged in making and servicing direct consumer and insurance premium finance loans to Non-Prime Borrowers. In 1991, the Company made a strategic decision to begin diversifying its portfolio by actively seeking to finance purchases of used automobiles by Non-Prime Borrowers and has since evolved into a diversified consumer financial services company. In October 1996, the Company acquired Thaxton Insurance and began selling, on an agency basis, various lines of property and casualty, life, and accident and health insurance and recently entered the mortgage brokerage business.


THE INDUSTRY

               The segment of the consumer finance industry in which the Company operates, which is commonly called the "non-prime credit market," provides financing to consumers with limited credit histories, low incomes, or past credit problems. These consumers generally do not have access to the same variety of sources of consumer credit as borrowers with long credit histories, no defaults, and stable employment, because they do not meet the stringent objective credit standards imposed by most traditional lenders. The Company, like its competitors in the same segment of the consumer finance industry, generally charges interest to Non-prime Borrowers at the maximum rate permitted by law or, in states such as South Carolina where there are no legal maximum rates, at competitive rates commensurate with the increased default risk and the higher cost of servicing and administering a portfolio of loans to such borrowers. By contrast, commercial banks, captive financing subsidiaries of automobile manufacturers, and other traditional sources of consumer credit to prime borrowers typically impose more stringent credit requirements and generally charge lower interest rates.

               The non-prime consumer credit market is highly fragmented, consisting of many national, regional, and local competitors, is characterized by relative ease of entry and, in the case of used automobile financing, by the recent arrival of a number of well capitalized publicly-held companies. The Company believes that most of these companies are concentrating their activities on providing financing to Non-prime Borrowers with less extensive credit problems who are purchasing late model used cars (coming off lease or former rental cars) from franchised automobile dealers. By contrast, the Company concentrates on providing financing to Non-prime Borrowers who have more extensive credit problems and are purchasing lower-priced, older model automobiles from independent dealers and making Direct Loans to Non-prime Borrowers to meet short-term cash needs.

               The premium finance industry for personal lines of insurance is also highly fragmented. Insurance companies that engage in direct writing of insurance policies generally provide financing to their customers who need the service. Numerous small independent finance companies such as the Company are engaged in providing premium financing for personal lines of insurance purchased by Non-prime Borrowers through independent insurance agents. Because the rates they charge are highly regulated, these companies compete primarily on the basis of efficiency in providing the financing and servicing the loans. A significant number of independent insurance agents provide premium financing to their customers either directly or through affiliated entities. As banks are allowed to enter the insurance business, they also are increasingly engaging in the premium finance business.

               Independent insurance agencies represent numerous insurance carriers, and will place a customer's business with the carrier whose combination of features and price best match the customer's needs. In comparison, direct agents represent only one carrier. Most carriers find use of independent agencies to be a more cost effective method of selling their products than using a direct agent force. In 1995 total premiums written by carriers in the United States was approximately $263 billion. Of that amount, approximately 54% was written by independent agents.

               Competition in the independent insurance agency business is intense. There are numerous other independent agencies in most of the markets where the Company's insurance offices are located. There are also direct agents for various insurers operating in some of these markets. The Company competes primarily on the basis of service and convenience. The Company attempts to develop and maintain long-term customer relationships through low employee turnover and responsive service representatives and offers a broad range of insurance products underwritten by reputable insurance companies.

BUSINESS AND GROWTH STRATEGY

               In order to achieve its recent growth and operating results, the Company has successfully implemented and intends to continue to pursue a business strategy based on its (i) in-depth understanding of the consumer finance business, (ii) ability to evaluate credit risks associated with the non-prime credit market, (iii) substantial experience with dealers' financing requirements for Non-prime Borrowers, (iv) efficient and effective servicing and collection of its finance receivables, and (v) diversification into additional financial services activities. The principal components of the Company's business and growth strategy include:

(bullet)COMMITMENT TO DIVERSIFICATION -- Unlike many of its competitors who specialize in used automobile finance, the Company is a diversified consumer financial services company and intends to continue to diversify. Although management anticipates that a significant portion of the Company's growth over the next 12 to 18 months will be in its portfolio of Automobile Sales Contracts, Direct Loan and Premium Finance Contract origination will be emphasized as well. Moreover, management believes the acquisition of Thaxton Insurance in October 1996 will result in significant opportunities to cross-sell finance products to insurance customers and insurance products to finance customers. The Company operates finance offices in a number of markets where Thaxton Insurance operates insurance offices, and in many cases the profile of a Thaxton Insurance customer is similar to that of a Non-prime Borrower. An incentive program designed to reward employees who successfully pursue cross-selling opportunities was implemented during the fourth quarter of 1996.

(bullet)EXPERIENCED MANAGEMENT -- The management team in the Company's lending operations, including its regional supervisors and office managers, possesses extensive experience in consumer finance, most of which has involved lending to Non-prime Borrowers. The Company believes that the retention of this experienced management team is critical to the Company's ability to maintain credit quality, supervise its operations, and further expand its network of offices. The Company has also recently hired an experienced insurance professional to manage the independent insurance agency operations, in addition to adding other management personnel in that division of the business.

(bullet)EXPANSION OF THE COMPANY'S OFFICE NETWORK -- The Company currently has a total of 22 finance offices located in Georgia, North Carolina, South Carolina, Tennessee, and Virginia. The Company currently plans to open at least two additional finance offices in 1997 and 1998, either in the states where the Company currently operates or in adjacent southeastern states where the Company believes that its business strategy is likely to be successful. In deciding where to open additional finance offices, the Company intends to concentrate on smaller urban areas where the Company is able to hire experienced personnel who not only have substantial experience in the consumer finance industry but are also familiar with local market conditions and have existing relationships with local dealers. When management deems it to be advantageous to do so, the Company may choose to expand its finance office network through the acquisition of other independent finance companies. The Company will also seek opportunities to expand its insurance office network through acquisition of additional independent insurance agencies in markets management believes are attractive.

(bullet)INCENTIVE COMPENSATION FOR FINANCE OFFICE MANAGEMENT -- The Company rewards its finance office managers for business development by providing, in addition to a base salary, incentive compensation arrangements that are tied to the productivity of their respective offices. To ensure credit quality is maintained, however, finance office managers must keep their delinquent accounts within certain parameters and maintain a certain return on receivables before they are eligible to receive the incentive compensation.

(bullet)STRONG INDEPENDENT DEALER RELATIONSHIPS -- The Company emphasizes service by providing independent dealers from whom it purchases Automobile Sales Contracts with a timely, reliable, and consistent source of financing for purchases of used automobiles by Non-prime Borrowers. In hiring managers for existing and new finance offices, the Company seeks to identify and recruit individuals with existing relationships with dealers in targeted areas.

(bullet)FAVORABLE CREDIT LOSS EXPERIENCES - Although the Company's credit loss experience increased in 1996 compared to historical levels, the Company believes that over time its credit loss experience has been favorable due to its efficient servicing and collection practices and the ability of management to evaluate credit risks associated with the non-prime credit market. The Company believes that its policy of servicing all aspects of borrowers' accounts at the finance office which extends the credit, including collections, accounts receivable tracking, and delinquency resolution, has contributed to its favorable credit loss experience.

(bullet)SUPERVISION AND MONITORING OF FINANCE OFFICES -- The Company's senior management has established policies based on many years of experience in the non-prime credit market for close monitoring and supervision of all aspects of finance office operations, which serves as a counterbalance to the Company's otherwise decentralized operations. Each of the Company's three regional supervisors conduct unannounced visits to each finance office within their region twice annually to conduct an extensive review of its operations and all finance receivables recently originated. The supervisors' findings and recommendations are reported to senior management, and the supervisors are responsible for monitoring future compliance by finance office managers with their recommendations.

(bullet)MANAGEMENT INFORMATION SYSTEMS -- The management information systems used by the Company provide management with daily reports that contain critical operational information from each finance office. This information includes the daily volume of Automobile Sales Contracts purchased and Direct Loans made and repossession activities. The Company's premium finance business also is highly automated, using a separate management information system, and the insurance agency operations utilize one of the most widely used agency management systems available.

(bullet)NEW BUSINESS INITIATIVES - During the latter part of 1996, the Company entered into several new business activities. With the acquisition of Thaxton Insurance the Company began selling on an agency basis property and casualty, life, and accident and health insurance, through a network of 19 insurance offices located in North Carolina and South Carolina. The Company is presently developing strategies to increase the volume of premiums generated by those offices as well as improving the profitability of its insurance agency operations. In addition, the Company also began a mortgage lending operation during the fourth quarter of 1996. The Company's insurance offices will be utilized to take mortgage applications, which will be underwritten for credit approval at a central location. The Company currently is originating mortgages at two locations and plans to expand the program to other locations during 1997. The Company expects to originate both prime and sub-prime mortgages. Presently, all mortgage loans are being funded by correspondent lenders, which take ownership of the loan immediately upon closing. The Company takes no interest rate risk, and has no liability to the correspondent lenders in event of default by the borrower. The Company receives a fee for originating the mortgage. The Company does not presently service any mortgage loans. In the future, the Company may fund the loans through a warehouse line of credit, which may involve interest rate risk, may retain servicing rights, and may hold mortgage loans in its own portfolio, which would subject the Company to credit risk. The Company will not engage in any of these activities until experienced management personnel and computer systems have been put into place.

AUTOMOBILE SALES CONTRACT PURCHASES

               Set forth below is a description of the process that the Company follows in connection with its purchase of an Automobile Sales Contract from an independent dealer and the sale of ancillary insurance products.

               DEALER SOLICITATION. The Company solicits business from independent dealers through the business development efforts of the manager of each finance office and regional supervisors. Dealers in the area are evaluated by the office manager with a view to ensuring that the Company purchases Automobile Sales Contracts from reputable dealers carrying an inventory of quality used automobiles. A relationship with a dealer begins only after the soundness of the dealer's business is determined by a credit investigation of the dealer, inquiries with state regulatory agencies and inquiries of local civic and community organizations. The Company seeks to form relationships with dealers that have been independently operating for a sufficient period of time to have established a base of repeat customers with a track record of paying their obligations under Automobile Sales Contracts despite an otherwise non-prime credit history. The Company tracks the monthly performance of borrowers' accounts by dealer, allowing the Company to review and evaluate the quality of the Automobile Sales Contracts purchased from each dealer. This procedure allows the Company to terminate business dealings with a dealer quickly if the Automobile Sales Contracts purchased from that dealer have a higher than average rate of delinquency.

               DEALER AGREEMENTS. The Company enters into a non-exclusive agreement with each dealer (a "Dealer Agreement") which sets forth the terms and conditions under which the Company will purchase Automobile Sales

Contracts. The Dealer Agreement provides that all Automobile Sales Contracts sold to the Company are without recourse to the dealer with respect to the credit risk of the borrower, except for Automobile Sales Contracts for vehicles sold to relatives or employees of the dealer. A Dealer Agreement includes representations and warranties of the dealer that relate generally to such matters as whether the dealer has (i) filed an application for a certificate of title showing a first lien in favor of the Company, (ii) obtained the full down payment specified in the Automobile Sales Contract either in cash or in the form of cash and an allowance for a vehicle trade-in and (iii) complied with applicable state and federal consumer credit protection laws relating to Automobile Sales Contracts. If the dealer breaches the terms of the Dealer Agreement with respect to any Automobile Sales Contract purchased by the Company or if the dealer's customer withholds payment as required under any Automobile Sales Contract because of a claim, defense, counterclaim, or setoff against the dealer, the dealer is obligated to repurchase the Automobile Sales Contract on demand by the Company for its net unpaid balance. If the purchaser of the automobile recovers any amount from the Company as a result of a claim against the dealer, the Dealer Agreement provides that the dealer will reimburse the Company for any amounts paid the customer and for any costs incurred as a result of such claim.

               The Dealer Agreement allows the Company to withhold a specified percentage of the principal amount of each Automobile Sales Contract purchased, an arrangement designed to protect the Company from credit losses on Automobile Sales Contracts. These dealer reserves, which range from five to 10% of the net amount of each Automobile Sales Contract purchased, are negotiated on a dealer-by-dealer basis and are subject to change based upon the collection history of the Automobile Sales Contracts purchased from each dealer. See "Management's Discussion and Analysis -- Credit Loss Experience."

               ORIGINATION OF AUTOMOBILE SALES CONTRACTS. Automobile Sales Contracts purchased by the Company are originated by dealers when they sell a used car at retail to a customer. The dealer completes and the customer signs a retail installment contract and security agreement (giving the dealer a security interest in the vehicle financed) on a printed form provided by the Company, which includes the extensive disclosures required by state and federal law regarding such matters as the annual percentage rate, the finance charge, the amount financed, the total amount of all scheduled payments, and the total sale price. The contract also includes a section where the customer may indicate whether he or she desires to purchase credit life and credit accident and health insurance, the premiums for which are included in the amount financed if the customer elects to purchase credit insurance. The printed form identifies the Company as the intended assignee of the contract and the terms and conditions of the assignment to the Company are printed on the back of the form. The form specifically provides that the terms of the assignment are subject to the terms of the Dealer Agreement between the Company and the dealer.

               The maximum interest rates on Automobile Sales Contracts originated in South Carolina are based upon the maximum rate filed by the originating dealer with state regulatory authorities. Such rates are not subject to a statutory maximum. The maximum interest rates on Automobile Sales Contracts originated in North Carolina are subject to a statutory maximum based on the model year of the vehicle. Rates on used automobile purchases range from 18% per annum on vehicles one or two model years old to 29% per annum on vehicles more than four model years old. Interest rates on Automobile Sales Contracts originated in Virginia, Georgia, and Tennessee are not subject to regulation. The actual interest rate on an Automobile Sales Contract is set within statutory limits, if applicable, based upon the credit profile of the borrower, the make, model and condition of the collateral and market conditions.

               CREDIT EVALUATION AND APPROVAL PROCEDURES. The Company applies underwriting standards in purchasing Automobile Sales Contracts that take into account principally the degree of a proposed buyer's creditworthiness and the collateral value of the vehicle being financed. If a borrower elects to finance the purchase of an automobile through a dealer with whom the Company has an established relationship, which is typically the case, the dealer will submit the borrower's credit application to the Company for review and proposed transaction terms. The office manager, or other office personnel under the manager's supervision, conducts the credit evaluation review. This review generally takes into account, among other things, the borrower's credit history, ability to pay, stability of residence, employment history, income, discretionary income, and debt service ratio, as well as the collateral value of the vehicle. The borrower's credit history is assessed principally through the evaluation of a credit bureau report which is obtained immediately after receipt of an application from a dealer. The Company uses a standard application analysis score sheet to conduct a credit evaluation that incorporates the factors described above. Unless the borrower's total score falls below a specified cutoff point, the office manager has the authority to approve the purchase of the Automobile Sales Contract, up to his credit limit, with no further review. If the borrower's total score falls below the specified cut-off point, the office manager must receive approval from a regional supervisor before approving the application for credit.

               Generally, the Company will not finance more than 100% of the average trade-in value of the automobile as set forth in the current edition of the National Association of Automobile Dealers Official Used Car Guide and requires that a borrower make a down payment of at least 10% of the purchase price. In certain limited instances when the borrower is unable to make a sufficiently large down payment, the Company will agree to purchase the Automobile Sales Contract but will issue to the dealer a "deferred certificate" for the difference between the average trade-in value of the automobile and the portion of the sale price not covered by the borrower's down payment. Only when the borrower has paid the entire balance of the Automobile Sales Contract is the Company obligated to pay to the dealer the amount of the deferred certificate.

               AUTOMOBILE SALES CONTRACT PURCHASES. Upon consummation of the sale of the automobile to the borrower, the dealer delivers all required documentation to the Company's office. The required documentation includes the executed Automobile Sales Contract, proof of title indicating the Company's lien, an odometer statement confirming the vehicle's mileage, proof that the automobile is insured with the Company designated as loss payee and any supporting documentation the Company specified in its conditional approval of the purchase. Only when compliance with these requirements is verified, does the Company remit funds to the dealer.

               BULK PURCHASES OF AUTOMOBILE SALES CONTRACTS. From time to time the Company purchases Automobile Sales Contracts in bulk from dealers who have originated and accumulated contracts over a period of time. By doing so, the Company is able to obtain large volumes of Automobile Sales Contracts in a cost-effective manner. The Company applies underwriting standards in purchasing Automobile Sales Contracts that take into account principally the borrowers' payment history and the collateral value of the automobiles financed. Such purchases are typically made at discounts ranging from 25% to 50% of the financed portion of the Automobile Sales Contracts. There generally are no dealer reserve arrangements on bulk purchases. In connection with such bulk purchases, the Company reviews all credit evaluation information collected by the dealer and reviews the servicing and collection history of the Automobile Sales Contracts and obtains the required supporting documents.

               SALES OF INSURANCE PRODUCTS IN FINANCE OFFICES. In connection with the origination of Automobile Sales Contracts, the Company offers, as agent, credit life, and credit accident and health insurance. Borrowers under Automobile Sales Contracts and Direct Loans secured by automobiles generally must obtain comprehensive collision insurance on the automobile that designates the Company as loss payee. If the borrower allows such insurance to lapse during the term of the contract or loan, the Company will purchase a vendors' single interest insurance policy, which insures the Company against a total loss on the automobile, and add the cost of the premium to the borrower's account balance. The Company also offers, as agent, limited physical damage insurance, which satisfies the requirement that the borrower purchase comprehensive collision insurance. Limited physical damage insurance is a modified form of collision insurance that will pay the borrower or the Company the lesser of (i) the cost of repairs, less a designated deductible amount, (ii) the actual cash value of the automobile, less a designated deductible amount or (iii) the net unpaid contract or loan balance, less any delinquent payments. The Company receives commissions on the sales of insurance equal to 20% of the premiums on credit life and credit accident and health insurance and 25% of the premiums on limited physical damage coverage.

DIRECT LOANS PROGRAM

               The Company has been in the business of making Direct Loans to Non-prime Borrowers since 1985. Direct Loans are typically sought by such borrowers to meet short-term cash needs, finance the purchase of consumer goods or refinance existing indebtedness. Generally, less than 10% of Direct Loans are secured by first or second liens on real property. The remainder are secured by personal property or are unsecured. The typical original term on a Direct Loan is 15 months. In South Carolina and Tennessee, where there is no limit on the maximum interest rate the Company may charge on Direct Loans, the Company has a posted maximum rate of 69% per annum, which it may not exceed until the Company files a higher maximum rate with the state regulatory authorities. In North Carolina, the Company generally charges the maximum interest rates permitted by law for such loans, which range from 18% to 30% per annum, depending upon the amount financed. The Company currently does not make Direct Loans in Georgia or Virginia. The actual interest rate on a Direct Loan is set within statutory limits, if applicable, based upon the credit profile of the borrower, the type and value of any collateral and market conditions.

               The credit evaluation procedures employed by the Company in connection with Direct Loans are, with the exception of loans secured by real estate, similar to the credit evaluation procedures employed in connection with the purchase of Automobile Sales Contracts. The value of the collateral, if any, however, is a far less significant factor in the Company's credit evaluation of a Direct Loan. Instead, the Company places its primary emphasis on the ratio of the anticipated debt service to the borrower's disposable income. Direct Loans not secured by real estate are approved by office managers. If the loan is to be secured by real estate, the Company obtains an appraisal of the property, obtains a title opinion from an attorney and verifies filing of a mortgage or deed of trust before disbursement of funds to the borrower. The Company generally will not loan an amount in excess of 50% of the appraised value of the real estate or, in the case of a home equity loan, 50% of the borrower's equity in the property. All applications for Direct Loans secured by real estate must be approved by the Company's President or Executive Vice President.

               In connection with making Direct Loans, the Company also offers, as agent, credit life and credit accident and health insurance on terms and conditions similar to those on which it sells such credit insurance in conjunction with the purchase of Automobile Sales Contracts. On all Direct Loans that are secured by personal property other than a used car, the Company, in lieu of filing financing statements to perfect its security interest in the collateral, purchases non-filing insurance from an unaffiliated insurer. The Company charges its customers on such loans an amount approximately equal to the filing fees that would have been charged to the customer if the Company had filed financing statements to perfect its security interest, which amount is typically included in the amount of the loan. The Company uses such amount to pay premiums for non-filing insurance against losses resulting from failure to file. Under the Company's non-filing insurance arrangements, approximately 90% of the premiums paid are refunded to the Company on a quarterly basis and are netted against charge-offs for the period.

SERVICING AND COLLECTION OF AUTOMOBILE SALES CONTRACTS AND DIRECT LOANS

               The Company has a staff of experienced personnel to collect, account for, and post all payments received using a computerized management information system to track each borrower's account activity. The Company's computer system provides office personnel with access to all information contained in the customer's contract including the amount of the contract, maturity, interest rate, vehicle and reference information and payment history. Customer service personnel in each finance office also respond to borrower inquiries, investigate delinquencies and communicate with borrowers to obtain timely payments, monitor the insurance coverage of the automobile serving as collateral, and, when necessary, repossess financed automobiles.

               When an Automobile Sales Contract is purchased or a Direct Loan is made, the finance office personnel follow procedures that are designed to ensure that borrowers understand their obligations and the terms of the Automobile Sales Contract or Direct Loan. Particular emphasis is placed on the amount and due date of each payment, the Company's expectations regarding the timely receipt of payments and maintenance of insurance coverage, and the Company's delinquency and repossession policies. The Company provides payment coupon books to borrowers to remind them of their monthly payment obligations.

               Finance office personnel typically contact borrowers by telephone whose payments are not received within one or two days after the due date of a payment. A customer service representative in the office continues to contact the delinquent borrower by telephone and, in some instances by mail, until payment has been received. When a delinquent borrower brings his account current, the Company places special emphasis on getting assurances from the borrower that he or she will make the next payment on the due date. The Company believes that early and frequent contact with delinquent borrowers reinforces their recognition of their obligation and the Company's expectation for timely payment. The Company's policy for payment deferments is to permit no more than two in a twelve-month period on Direct Loans. Payment deferments on Automobile Sales Contracts are granted only upon review by the office manager of the Company's equity position and the borrower's needs.

               The Company's repossession policy on Automobile Sales Contracts and Direct Loans secured by automobiles is administered on a case-by-case basis. The Company's policy is to work with a delinquent borrower for a brief period to permit the customer to keep the car and continue making payments to the Company. However, should a borrower become seriously delinquent or should the office personnel determine the borrower is not dealing in good faith, the Company repossesses the borrower's car. In most instances, repossessions are handled by the Company's employees. Most automobiles are repossessed 30-45 days after the account initially becomes delinquent, although in some cases repossessions occur in less than 30 days. Repossessed vehicles are generally sold by independent dealers on a consignment basis for the Company or through wholesale automobile auctions. See "Management's Discussion and Analysis -- Credit Loss Experience."

PREMIUM FINANCE

               Under the name TICO Premium Finance Company, the Company is engaged in the business of providing short-term financing of insurance premiums, primarily for personal lines of insurance such as automobile insurance purchased by Non-prime Borrowers, indirectly through independent insurance agents. Most agents who refer premium finance business to the Company are located in North Carolina, South Carolina, and Virginia and represent insurance companies that either have a rating of C+ or better from A.M. Best & Company or participate in state-guaranteed reinsurance facilities. A small amount of the Company's business involves financing premiums for commercial lines of insurance for small businesses, including property and casualty, business automobile, general liability, and workers' compensation. The Company also periodically makes bulk purchases of Premium Finance Contracts. A substantial amount of the Company's premium finance business is derived from customers of the 19 insurance offices owned by Thaxton Insurance.

               When an individual purchasing insurance through an agent with whom the Company has an established relationship is unable to pay the full amount of the premium, the agent will offer a Premium Finance Contract that allows the insured to make a down payment and finance the balance of the premium. Because the Company is able to cancel the insurance policy generally within a period of 23 to 28 days after the due date of a delinquent payment and receive a refund of the unearned portion of the premium, the creditworthiness of the insured is a less important factor than the size of the down payment and an efficient and effective system for servicing and collecting the portfolio of Premium Finance Contracts.

               The typical term of a Premium Finance Contract ranges from three to eight months depending primarily upon the term of the underlying insurance policy, which in most cases is six months but in some cases may be as long as 12 months. The required down payment ranges from 20% to 50% of the premium depending upon the state in which the insured resides, the term of the underlying insurance contract, the identity of the referring agency and the insured's financial circumstances. The smaller the down payment by the customer on a Premium Finance Contract (and the resulting higher original principal balance of the loan), the greater the Company's risk that the amount of the unearned premium at the time of a payment default will not be sufficient to cover the unpaid principal balance of the loan. Conversely, the higher the down payment (and the resulting lower original principal balance of the loan), the lower the Company's risk of loss in the event of a payment default. The Company allows a down payment of 20% only on Premium Finance Contracts for policies sold by certain "non-standard" insurance agencies operated by Thaxton Insurance in North Carolina. At December 31, 1996, such Premium Finance Contracts represented approximately $1.1 million, or 36%, of total Premium Finance Contracts outstanding. Because the original principal balance of such Premium Finance Contracts is larger than it would be if higher percentage down payments were required, the Company's risk of loss is increased.

               The Company generally imposes the maximum finance charges and late fees permitted by law for Premium Finance Contracts, which are subject to extensive regulation in the states where the Company engages in this business. All of the states in which the Company operates permit assessment of a fee of up to $15 on each Premium Finance Contract and a maximum interest rate of 12% per annum. After the Premium Finance Contract is originated, the Company sends the insured a payment coupon book to serve as a reminder of the payment due dates.

Although most payments are received by mail, in some instances payments are made directly to the agent who wrote the underlying insurance contract and then forwarded to the Company. If a payment is not received by the sixth day after the due date, a late fee is added to the past due payment and a notice of intent to cancel the underlying insurance policy is mailed to the insured. If payment is not received by the 10th day after the notice of intent to cancel is mailed (the 15th day in South Carolina), the Company mails a notice of cancellation advising the insured that the Company will cancel the underlying insurance policy in seven days unless payment is received. If the insured fails to make payment by the seventh day, using a power of attorney provided by the insured at the time the insurance was purchased, the Company notifies the insurance company to cancel the underlying insurance policy. Upon receipt of this notice the insurance company remits to the Company the unearned portion of the premium, if any. The Company's procedures for providing notices to borrowers are set up to provide a parallel set of notices to the agent who wrote the underlying insurance policy.

INSURANCE AGENCY OPERATIONS

               With the acquisition of Thaxton Insurance in October 1996, the Company began selling on an agency basis various lines of automobile, property and casualty, life, and accident and health insurance. Thaxton Insurance does not assume any underwriting risk in connection with its insurance agency activities. All underwriting risk is assumed by the insurance companies represented by Thaxton Insurance. Thaxton Insurance is paid a commission by the insurance company for which business is placed. On some policies, Thaxton Insurance is eligible for additional commission payments (profit sharing) if the loss experience on the business falls below specified levels. At December 31, 1996, Thaxton Insurance had approximately 28,500 insurance customers.

FINANCING

               The maintenance of sufficient capital resources to support its operations is integral to the Company's business and growth strategy. The Company's external capital resources presently consist of two credit facilities extended by Finova, a note secured by the Company's airplane, and unsecured notes payable to two insurance companies and certain unrelated individuals. See "Management's Discussion and Analysis -- Liquidity and Capital Resources."

               The Revolving Credit Facility extended by Finova consists of two tranches. The primary tranche provides for advances of up to $70 million and the secondary tranche provides for advances of up to $10 million during their respective terms, both of which expire on July 31, 1998, subject to the limitation that advances under each tranche of the Revolving Credit Facility may not exceed an amount equal to specified percentages of Net Finance Receivables. The interest rate for borrowings is the prime rate published by Citibank, N.A. (or other money center bank designated by Finova) plus one percent per annum for the primary tranche and plus five percent per annum for the secondary tranche. The interest rate is adjusted monthly to reflect fluctuations in the designated prime rate. Accrued interest on borrowings is due monthly. Principal is due in full on the maturity date and can be prepaid without penalty. The Revolving Credit Facility is secured by substantially all of the Company's assets other than its Thaxton Insurance stock and requires the Company to comply with certain restrictive covenants, including covenants to maintain a certain debt to equity ratio, tangible net worth, annual net income within prescribed limits, and a covenant to limit annual distributions to shareholders to 50% of net income. While management does not anticipate that this dividend limitation will impair the Company's ability to pay dividends on the Series A Preferred Stock, it is currently negotiating with Finova to modify this provision of the Revolving Credit Facility such that it will restrict only distributions made with respect to the Common Stock.

               Thaxton Insurance also maintains a credit facility with the Finova (the "Insurance Facility"). The Insurance Facility is used to provide operating liquidity and fund agency acquisitions and provides for borrowings of up to $3 million through March 31, 1998. Funds borrowed under the Insurance Facility bear interest at a rate equal to a designated prime rate plus three percent per annum. Amounts outstanding may not exceed specified percentages of net insurance commissions. The Insurance Facility is secured by substantially all of the assets of Thaxton Insurance.

               At March 14, 1997, the Company had approximately $1.0 million of unsecured debt. This debt includes a note payable to American Bankers Insurance Company of Florida in the amount of $500,000 which matures on May 16, 1998 and bears interest at the prime rate reported in The Wall Street Journal plus two percent, which is adjusted quarterly to reflect fluctuations in the prime rate. The Company also has a note payable to Kramer-Wilson Company Insurance Services in the amount of $250,000 which is callable upon 60 days notice and bears interest at a designated prime rate plus two percent, adjusted monthly. The balance of the Company's unsecured debt on such date consisted of notes payable to certain unrelated individuals. These notes bear interest at rates ranging from eight percent to 12% per annum payable on a quarterly or annual basis. In addition, at December 31, 1996 the Company had a note payable to Green Tree Financial Services Corporation in the amount of $540,600. This note bears interest at 8.99% per annum, payable monthly, and is secured by an airplane owned by the Company.

               The Company has filed a registration statement with the State of South Carolina covering up to $10 million in short-term, subordinated notes payable to be sold in an intrastate public offering. These notes are expected to bear interest at rates substantially lower than those available under the Revolving Credit Facility. This offering is expected to commence during the latter half of 1997.

COMPETITION

               The non-prime consumer credit market for used automobile finance and personal loans is highly competitive and fragmented. Historically, commercial banks, savings and loans, credit unions, financing arms of automobile manufacturers and other lenders providing traditional consumer financing have not consistently served the non-prime segment of the consumer finance market. Recently, however, several large bank holding companies have acquired used automobile finance companies in an effort to recapture some of the customers their bank subsidiaries have rejected on the basis of their rigid credit scoring systems. The Company faces increasing competition from a number of companies providing similar financing to individuals that cannot qualify for traditional financing. These include a number of well-capitalized public companies which have only recently entered the business of purchasing Automobile Sales Contracts and are seeking to rapidly expand their business. Management believes that currently its primary competitor is TransSouth Financial Corporation, a financial services company, which operates in most of the markets where the Company operates. The Company also competes with numerous small, regional consumer finance companies. Many of these competitors or potential competitors, including TransSouth Financial Corporation, have significantly greater resources than the Company and have pre-existing relationships with established networks of dealers. To the extent that any of such lenders significantly expand their activities in the markets where the Company operates or plans to operate, the Company could be materially adversely effected. The basis on which the Company competes with others in used car financing is primarily the price paid for Automobile Sales Contracts, which is a function of the amount of the dealer reserve, and the reliability of service to participating dealers. The basis on which the Company competes with others in making Direct Loans is the interest rate charged and customer service.

               The size of the Company's average Automobile Sales Contract is considerably smaller than that of many other companies engaged in purchasing Automobile Sales Contracts. The Company believes this is due in large part to the fact that most of the Company's competitors are seeking to do business primarily with franchised dealers selling late-model, lower mileage used automobiles for significantly higher prices than the automobiles offered for sale by the independent dealers with which the Company has relationships, which tend to be somewhat older, higher mileage vehicles. Because the costs of servicing and collecting a portfolio of finance receivables increases with the number of accounts included in the portfolio, Management believes that many apparent potential competitors will choose not to do business with the type of dealer targeted by the Company.

               The premium finance business, particularly for personal lines of insurance, also is highly fragmented and competitive. Because interest rates are highly regulated, competition is primarily on the basis of customer service, response time, and the required amount of down payment. There are numerous independent finance companies specializing in premium finance for personal lines of insurance. In addition, many independent insurance agencies finance premiums for their customers either directly or through an affiliate. Some bank holding companies have subsidiaries that finance premiums on insurance sold by other subsidiaries of the holding company as well as by independent agents.

               Competition among independent insurance agencies is intense. There are numerous other independent agencies in most of the markets where the Company's insurance offices are located. There are also direct agents for various insurance companies located in some of the Company's markets. The Company competes primarily on the basis of service and convenience. The Company attempts to develop and maintain long-term customer relationships through low employee turnover and responsive service representatives and offers virtually all types of insurance products.

REGULATION

               Consumer finance companies are subject to extensive supervision and regulation under state and federal statutes and regulations. Depending upon the nature of the transactions entered into by the consumer finance company and the states in which it does business, governmental statutes and regulations may require the lender to obtain licenses and meet specified minimum qualifications, limit the interest rates, fees and other charges for which the borrower may be assessed, limit or prescribe certain other terms and conditions of the financing, govern the sale and terms of related insurance products, and define and limit the right to repossess and sell collateral.

               The relevant federal statutes include the Truth In Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and the Real Estate Settlement Procedures Act ("RESPA"). These statutes generally are enforced against consumer finance companies by the Federal Trade Commission and are supplemented by regulations promulgated by this and other federal agencies. In general, these laws require the Company to provide certain disclosures to prospective borrowers, prohibit misleading advertising, protect against discriminatory lending practices, and prohibit unfair credit practices. Among the principal disclosure items under the Truth In Lending Act are the terms of repayment, the final maturity, the total finance charge, and the annual percentage rate charged on each loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age, or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer credit reporting agency. Regulations promulgated by the Federal Trade Commission limit the types of property a creditor may accept as collateral to secure a consumer loan and provide for the preservation of the consumer's claims and defenses when a consumer obligation such as an Automobile Sales Contract is assigned to a subsequent holder. RESPA imposes specific disclosure requirements, escrow account and borrower inquiry procedures, and kickback and referral fee prohibitions upon lenders whose portfolio of receivables secured by first or second liens on residential real property exceeds a specified dollar amount.

               The Company presently purchases Automobile Sales Contracts in Georgia, North Carolina, South Carolina, Tennessee, and Virginia, originates Direct Loans in South Carolina, North Carolina and Tennessee, and originates Premium Finance Loans in North Carolina, South Carolina, and Virginia. Interest rates on Premium Finance Contracts are subject to statutory ceilings in all three states. See "Premium Finance." Interest rates on Automobile Sales Contracts are subject to statutory ceilings only in North Carolina. See "Automobile Sales Contract Purchases -- Origination of Automobile Sales Contracts." Direct Loans are subject to statutory ceilings only in North Carolina and Tennessee. See "Direct Loans Program." Each state regulates other aspects of the Company's business, such as charges for insurance, forms of collateral, application of payments, default charges, repossession, and disclosure matters, in varying degrees. Such regulations may require the licensing of the Company or one or more of its finance offices. The Company's finance offices also may be subject to periodic examination by the division of state government charged with enforcing consumer finance statutes and regulations. In some instances, state statutes and regulations impose more stringent disclosure and antidiscriminatory provisions than comparable federal provisions and may impose specific statutory liabilities upon and create causes of action against creditors who fail to comply with such provisions.

               The Company also is subject to state statutes and regulations governing insurance agents in connection with sales of credit and other insurance. These provisions may require that officers and employees involved in the sale of insurance products be licensed, govern the commissions that may be paid to agents in connection with the sale of credit insurance, and limit the premium amount charged for insurance.

               Management believes the Company operates in substantial compliance with all applicable statutes and regulations relevant to its consumer finance and insurance agency activities and that Automobile Sales Contracts purchased individually or in bulk have been originated in compliance with these provisions. Violations of the provisions described above may result in private actions for damages, claims for refunds of payments made, certain fines and penalties, injunctions against prohibited practices, the potential forfeiture of rights to repayment of loans, and the revocation of licenses granted by state regulatory authorities. Adverse changes in the statutes and regulations to which the Company's business is subject, or in the enforcement or interpretation thereof, could have a material adverse effect on the Company's business. Moreover, a reduction in the existing statutory maximum rates or the imposition of maximum rates below those presently charged by the Company in unregulated jurisdictions would directly impair the Company's profitability.

EMPLOYEES

               As of December 31, 1996, the Company employed 198 persons, none of whom was covered by a collective bargaining agreement. Of that total, 26 were located in the Company's headquarters in Lancaster, South Carolina and 172 were located in the Company's other offices. Management generally considers its relationships with its employees to be good.

PROPERTY

               The Company's executive offices are located in Lancaster, South Carolina in a leased office facility of approximately 12,000 square feet. The lease expires in September 1999, but includes an option to renew for an additional five-year term. The Company leases the facilities, in some instances from affiliates, in which its branch offices are located. These offices range in size from approximately 800 square feet to 2,200 square feet, and are under leases expiring on dates ranging from April 1997 to December 2001, most of which include renewal options for periods ranging from two to five years. The monthly rental rates for such offices range from $300 to $5,100 per month. Since most of the Company's business with dealers is conducted by facsimile machine and telephone, Management does not believe that the particular locations of its finance offices are critical to its business of purchasing Automobile Sales Contracts or its premium finance operations. Location is somewhat more important for the Management's Direct Loan and insurance agency operations. However, other satisfactory locations are generally available for lease at comparable rates and for comparable terms in each market served by the Company.

LEGAL PROCEEDINGS

               The Company presently is not a party to any legal proceedings nor is management aware of any material threatened litigation against the Company.

                           MARKET FOR THE COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

MARKET AND DIVIDEND INFORMATION

               Due to the relatively small number of shares held by persons who are not affiliates of the Company, there is no active and liquid trading market for the Common Stock. The Common Stock trades occasionally in the over-the-counter market and is quoted in the OTC Bulletin Board Service operated by the NASD. At March 14, 1997 there were 283 holders of record of the Common Stock. The following table presents high and low bid information for the Common Stock during the periods indicated. These quotations reflect prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

                                HIGH                 LOW

First quarter 1996            $10.00               $9.13

Second quarter 1996            10.25                8.75

Third quarter 1996             10.25                9.00

Fourth quarter 1996            11.00               10.00

               The Company has not paid any dividends on Common Stock during the past two years. See "Dividend Policy."

EXCHANGE OFFER FOR HOLDERS OF THE COMMON STOCK

               On the date of this Prospectus, the Company commenced an offering of up to 326,840 shares of Series A Preferred Stock to certain holders of its Common Stock (the "Exchange Offering"). In the Exchange Offering, holders of the Common Stock of the Company as of May 15, 1997 (other than James D. Thaxton, Jack W. Robinson, and their affiliates) may exchange up to 25% of their shares of Common Stock for an equal number of shares of Series A Preferred Stock; provided they concurrently purchase the same number of shares of Series A Preferred Stock received in the exchange at a price of $10 per share. For example, a person who owned 100 shares of Common Stock on the record date may exchange 25 shares of Common Stock for 25 shares of Series A Preferred Stock, provided that he concurrently purchases 25 shares of Series A Preferred Stock at a price of $10 per share.

               The Exchange Offering will remain open for approximately 30 days. The Company may issue up to 163,420 shares of Series A Preferred Stock in exchange for Common Stock and may sell up to 163,420 shares of Series A Preferred Stock for cash in the Exchange Offering. See "Securities Eligible for Future Sale." The Company has filed a Registration Statement on Form S-4 to register the shares of Series A Preferred Stock to be issued and sold in the Exchange Offering. See "Available Information."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

               The Company's directors and executive officers and their ages as of March 11, 1997 were as follows:

NAME                                   AGE      POSITION
James D. Thaxton..................     50       Chairman of the Board, President and Chief Executive Officer

Robert L. Wilson..................     56       Executive Vice President, Chief Operating Officer and Director

Kenneth H. James..................     44       Vice  President,  Chief  Financial  Officer,  Treasurer,  Secretary  and
                                                Director

C.L. Thaxton, Sr..................     73       Director

Jack W. Robinson*.................     66       Director

Perry L. Mungo*...................     59       Director

*Denotes members of Audit and Compensation Committees.

               JAMES D. THAXTON has served as Chairman of the Board, President and Chief Executive Officer of the Company since it was founded. Prior to joining the Company, Mr. Thaxton was an insurance agent at C.L. Frates & Company in Oklahoma City, Oklahoma from 1974 to 1976. From 1972 to 1973, he was employed as an underwriter by United States Fidelity and Guaranty. James D. Thaxton is the son of C.L. Thaxton, Sr.

               ROBERT L. WILSON joined the Company in January 1991 and has served since July 1991, as its Executive Vice President, Chief Operating Officer and a director. From October 1988 until July 1990, Mr. Wilson served as Operations Manager of MANH - Financial Services Corp. For more than 25 years prior thereto, Mr. Wilson served in various positions with American Credit Corporation and its successor, Barclays American Corporation, including as Southeastern Regional Manager and Executive Vice President of Barclays American Credit Division.

               KENNETH H. JAMES joined the Company in August 1995. Prior thereto, he was employed by General Electric Capital Mortgage Corporation since 1980, holding the positions of First Vice President and Comptroller of the Mortgage Insurance group. From 1979 to 1980 Mr. James was employed by the North Carolina Department of Insurance as an Insurance Company Examiner. From 1975 to 1979 Mr. James was employed by FCX, Inc., holding the positions of Assistant Controller, Tax Manager and Internal Auditor.

               C.L. THAXTON, SR. has served on the Board of Directors of the Company since it was founded. Mr. Thaxton is a director of Thaxton Insurance, which he founded in 1950 and is the manager of its Pageland office. Mr. Thaxton is the father of James D. Thaxton.


               JACK W. ROBINSON became a director in August 1995. Since 1988, he has served as the President, Chief Executive Officer and principal owner of MMC Holding, Inc., which through its principal subsidiary is engaged in mica mining.

               PERRY L. MUNGO became a director in August 1995. Since 1983, he has served as the President, Chief Executive Officer and principal owner of P.F. & P.L. Mungo, Inc., a privately-owned industrial and commercial construction company.

               All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. The Company's executive officers are appointed by and serve at the discretion of the Board of Directors.

               The Board of Directors has established a Compensation Committee which makes recommendations concerning salaries and incentive compensation for executive officers and other employees of the Company and administers the Company's stock plans. The Board has also established an Audit Committee, which recommends to the Board of Directors the selection of the Company's independent auditors and reviews the results and scope of the audit and other services provided by the independent auditors. Messrs. Robinson and Mungo are the members of the Compensation and Audit Committees. Directors do not receive any compensation from the Company for their service as members of the Board of Directors. All directors are reimbursed for reasonable expenses incurred by them in attending Board and Board committee meetings.

EXECUTIVE COMPENSATION

               The table below shows the compensation paid or accrued by the Company, for the year ended December 31, 1996, to or for the account of the Chief Executive Officer and its only other executive officer whose total salary and bonus exceeded $100,000 during 1996 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                                            LONG-TERM
                                                                   ANNUAL COMPENSATION                    COMPENSATION
                                                ----------------  -------------------  ---------------  ----------------
                                                                                                          RESTRICTED
                                                     YEAR               SALARY             BONUS             STOCK
NAME AND PRINCIPAL POSITION                           ($)                ($)                ($)             AWARD ($)
----------------------------------------------  ----------------  -------------------  ---------------  ----------------
James D. Thaxton,                                    1996               83,908            66,037              ---
      President and Chief Executive Officer          1995               74,513            10,100              ---

Robert L. Wilson,                                    1996              130,507           127,747              ---
     Executive Vice President                        1995              123,076            32,985           900,000(1)

---------------
      (1) On December 29, 1995, Mr. Wilson was awarded 100,000 shares of restricted Common Stock. Subject to his continued employment by the Company, the award will vest in ten annual installments which commenced on the date of the grant. At December 31, 1996, 80,000 shares of the award remained subject to restriction and, notwithstanding such restriction, had a market value of approximately $880,000 on that date. See "Market for the Common Stock and Related Shareholder Matters." Mr. Wilson is entitled to vote and receive dividends on the restricted shares.

                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

               The following table sets forth certain information with respect to the beneficial ownership of the Common Stock at May 30, 1997 by: (i) the only person who is the beneficial owner of more than five percent of the outstanding common stock; (ii) each director; and (iii) directors and officers of the Company as a group.


                                                                           PERCENTAGE OF
                                     NUMBER OF SHARES AND                    COMMON
NAME OF BENEFICIAL OWNER         NATURE OF BENEFICIAL OWNERSHIP         STOCK OUTSTANDING
-----------------------------   ---------------------------------  -------------------------
James D. Thaxton                         3,148,000(2)                         80.2%
Robert L. Wilson                           100,000                             2.5
Kenneth H. James                             1,111                              *
C. L. Thaxton, Sr.                          55,555(3)                          1.4
Jack W. Robinson                           113,403(4)                          2.9
Perry L. Mungo                              29,000                              *
Directors and officers
as a group(6)                            3,447,069                            87.8

---------------
(1)     An asterisk (*) indicates less than one percent.
(2) Includes 1,112,828 shares held by a family limited partnership as to which Mr. Thaxton shares voting and investment power.
(3)     Includes 37,222 shares held of record by Mr. Thaxton's spouse, Katherine
        D. Thaxton, as to which Mr. Thaxton shares voting and investment power.
(4)     Includes 4,400 shares held of record by Mr. Robinson's spouse, Kathryn
        H. Robinson, as to which Mr. Robinson shares voting and investment power.

                              CERTAIN TRANSACTIONS

ISSUANCE OF SERIES B PREFERRED STOCK

               The Company has entered into an agreement with Jack W. Robinson and certain of his affiliates pursuant to which they will exchange 30,925 shares of Common Stock for an equal number of shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The terms of the Series B Preferred Stock are identical to the Series A Preferred Stock except that dividends thereon are payable, at the Company's option, in additional shares of Series B Preferred Stock. See "Description of Capital Stock -- Preferred Stock." The transaction will not be registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering and is expected to close during the third quarter of 1997.

ACQUISITION OF THAXTON INSURANCE


               On October 31, 1996, the Company acquired Thaxton Insurance by exchanging 300,000 shares of Common Stock for all of the outstanding capital stock of Thaxton Insurance. Based upon the high and low bid information available for the Common Stock on that date, the market value of the shares issued in the acquisition was $3,150,000. See "Market for the Common Stock and Related Shareholder Matters." At the time of the acquisition, Thaxton Insurance operated 18 insurance offices in North and South Carolina. The number of shares issued in the transaction was determined based upon a multiple of gross commissions collected by Thaxton Insurance during the twelve-month period ended December 31, 1995, which were approximately $3.7 million, and the market value of the Company's shares issued in this transaction, taking into account the transferability restrictions applicable thereto. The capital stock of Thaxton Insurance was acquired from James D. Thaxton, William H. Thaxton, and Calvin L. Thaxton, Jr. James D. Thaxton is an executive officer, a director, and the majority shareholder of the Company. William H. Thaxton and Calvin L. Thaxton, Jr. are James D. Thaxton's brothers and all three are sons of Calvin L.

Thaxton, Sr., a director of the Company. The transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

CONVERSION AND REPAYMENT OF SUBORDINATED DEBT

               Concurrent with the closing of the Company's initial public offering of Common Stock on December 29, 1995, $1.0 million of subordinated debt held by affiliates of the Company was converted into 111,111 shares of Common Stock. Of that number, 55,556, 18,333 and 37,222 shares were issued to Thaxton Insurance, C. L. Thaxton, Sr., and Katherine D. Thaxton, respectively. James D. Thaxton owned a one-third interest in Thaxton Insurance at the time of the conversion. C. L. Thaxton, Sr. is a director of the Company and Katherine D. Thaxton is his spouse. The Company also repaid $1.0 million of subordinated debt to Thaxton Insurance on that date. The subordinated debt converted into Common Stock represented notes payable that were to mature in August 1997 and April 1998. The notes paid interest at an annual rate of ten percent, or the prime rate of a specified bank plus one percent, whichever amount was greater.

                          DESCRIPTION OF CAPITAL STOCK


               The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, all which have a par value of $.01 per share. The following description of the capital stock of the Company discusses the material rights of holders of Company's capital stock but does not purport to be complete or to give full effect to provisions of South Carolina statutory or common law and is subject in all respects to the provisions of the Company's Articles and Bylaws and to the certificates of designation for designated series of preferred stock, copies of which have been filed as exhibits to the Company's Registration Statement on Form SB-2. See "Additional Information."


COMMON STOCK

               The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of holders of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

               The Board of Directors, without any further vote or action by the shareholders, has authority under the Articles to issue preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of the Company and could adversely affect the voting power of the holders of Common Stock. The Board of Directors has designated the following series of preferred stock pursuant to its authority under the Articles:

               SERIES A CONVERTIBLE PREFERRED STOCK. The Board of Directors has adopted a resolution designating 1,400,000 shares of preferred stock "Series A Convertible Preferred Stock." No shares of Series A Preferred Stock have been issued prior to the date of this Prospectus. Up to 1,000,000 shares of Series A Preferred Stock may be issued in the Offering. The balance of the Series A Preferred Stock may be issued in the Exchange Offering. See "Market for the Common Stock and Related Shareholder Matters - Exchange Offer for Holders of Common Stock."

               The holders of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends on a pro rata basis in cash at the rate of $0.75 per share per annum. Such dividends are expected to be paid quarterly. Dividends may be declared and paid upon shares of Common Stock in any fiscal year of the Company only if dividends have been declared and paid to holders of Series A Preferred at this annual rate on a quarterly basis during the year. The right to dividends on Series A Preferred Stock is cumulative.

               With respect to liquidation preferences, the Series A Preferred Stock is pari passu with the Series B Preferred Stock and senior to the Common Stock and any other series of preferred stock that hereafter may be designated. Accordingly, upon the liquidation, dissolution, or winding up of the Company, holders of the Series A Preferred will be entitled to receive, on a ratable and pari passu basis with the holders of the Series B Preferred, out of the assets of the Company legally available for distribution to its shareholders and before any payment is made to holders of Common Stock or any other series of preferred stock that hereafter may be designated, a liquidation preference of $10 per share.

               SERIES B CONVERTIBLE PREFERRED STOCK. The Board of Directors has adopted a resolution designating 40,000 shares of preferred stock "Series B Convertible Preferred Stock" and has authorized the officers of the Company to enter into an agreement with Jack W. Robinson and certain of his affiliates to issue 30,925 shares of Series B Preferred Stock in exchange for an equal number of shares of Common Stock. This transaction is expected to close during the third quarter of 1997. See "Certain Transactions -- Issuance of Series B Preferred Stock."

               The holders of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends on a pro rata basis in additional shares of Series B Preferred Stock at the annual rate of 0.075 shares per share of the Series B Preferred Stock outstanding. Dividends may be declared and paid upon shares of Common Stock in any fiscal year of the Company only if dividends have been declared and paid to holders of Series B Preferred Stock at this rate during the year. The right to dividends on Series B Preferred Stock is cumulative.

               With respect to liquidation preferences, the Series B Preferred is pari passu with the Series A Preferred and senior to the Common Stock and any other series of preferred stock. Accordingly, upon the liquidation, dissolution, or winding up of the Company, holders of the Series B Preferred will be entitled to receive, on a ratable and pari passu basis with the holders of the Series A Preferred, out of the assets of the Company legally available for distribution to its shareholders before any payment is made to holders of Common Stock or any other series of preferred stock, a liquidation preference of $10 per share.

               CONVERSION RIGHTS. Each share of Series A and Series B Preferred is convertible, at the option of the holder during a five-year period that commences on January 1, 1998 (the "Conversion Period"), into one fully paid and nonassessable share of Common Stock. The holder of any shares of Series A or Series B Preferred may elect to exercise the conversion right as to all or a portion of such shares by delivering the relevant stock certificates and written notice of the election to the Company at any time during the Conversion Period. The conversion ratio of one share of Series A or Series B Preferred for one share of Common Stock (the "Conversion Ratio") is subject to adjustment in certain circumstances. If the Company subdivides or combines the outstanding shares of Common Stock or issues a stock dividend with respect to the Common Stock (a "Recapitalization Event"), the Conversion Ratio in effect immediately prior to the Recapitalization Event will be adjusted such that each holder of Series A or Series B Preferred Stock will be entitled to receive, upon conversion, the number of shares of Common Stock that would have been held immediately after the Recapitalization Event had the conversion right been exercised immediately prior to the Recapitalization Event.

               REDEMPTION. The Company may redeem all or a portion of the Series A and Series B Preferred Stock at any time after December 31, 1999 for $15 per share.

               VOTING RIGHTS. Except as provided by law, the holders of the Series A and Series B Preferred have no voting rights.

EQUITY SECURITIES RESERVED FOR ISSUANCE

               As of December 31, 1996, the Company had reserved 497,993 shares of Common Stock for issuance under the 1995 Incentive Stock Plan and 99,203 shares of Common Stock for issuance under the Employee Stock Purchase Plan.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

               Certain provisions of the Articles and Bylaws described below could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. In addition, the exculpation provisions in the Articles with respect to directors and the indemnification provisions in the Bylaws described below may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty and also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. A shareholder's investment in the Company may be adversely affected to the extent that litigation costs and damage awards against the Company's directors and officers are paid by the Company pursuant to the indemnification provisions described below.

               SPECIAL MEETINGS OF SHAREHOLDERS. The Bylaws provide that special meetings of the shareholders of the Company may be called only by the Chairman of the Board of the Company, the President of the Company, a majority of the directors or holders of at least 10% of the shares of the Common Stock issued and outstanding. This provision will render it more difficult for shareholders to take action opposed by the Board of Directors.

               ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws establish an advance notice procedure for the nomination, other than by or at the discretion of the Board of Directors or a committee thereof, of candidates for election as director as well as for other shareholder proposals to be considered at shareholders' meetings. Notice of shareholder proposals and director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or the directors are to be elected.

               NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Bylaws provide that the Board of Directors will consist of between three and nine members, as determined from time to time by the Board of Directors. The Company currently has six directors. Further, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Bylaws authorize only the Board of Directors to fill newly created directorships. Accordingly, this provision could prevent a shareholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Bylaws also provide that directors of the Company may be removed only by the affirmative vote of holders of a majority of the outstanding shares of voting stock.

               LIMITATION OF LIABILITY. The Articles eliminate, to the fullest extent permitted by the South Carolina Business Corporation Act of 1988 (the "Business Corporation Act"), the personal liability of each director to the Company or its shareholders for monetary damages for breach of duty as a director. This provision in the Articles does not change a director's duty of care, but it eliminates monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. In certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the Company, (ii) unlawful distributions as defined by the Business Corporation Act, or (iii) any transaction from which the director derived an improper personal benefit. The provision also in no way affects a director's liability under the federal securities laws.

               INDEMNIFICATION. The Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the Business Corporation Act, the Company's current or former directors, officers and employees will be indemnified against any and all liability and litigation expenses, including reasonable attorneys' fees, arising out of their status or activities as directors, officers and employees, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director, officer or employee to be clearly in conflict with the best interests of the Company. The Bylaws also provide that this right to indemnification is not exclusive of any other right now possessed or hereafter acquired under any statute, agreement or otherwise.

REGISTRAR AND TRANSFER AGENT

               The registrar and transfer agent for the Common Stock and the Series A Preferred Stock is First Union National Bank, with its main office in Charlotte, North Carolina.

                       SECURITIES ELIGIBLE FOR FUTURE SALE

               The 1,000,000 shares of Series A Preferred Stock that may be sold in the Offering and the 326,840 shares of Series A Preferred Stock that may be issued or sold in the Exchange Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company (as that term is defined under the Securities
Act). Shares of Series A Preferred Stock acquired by an affiliate in either offering will be subject to the resale limitations of Rule 144 under the Securities Act. The balance of the 1,326,840 shares will be eligible for sale in the public market at any time during or after completion of the offerings.

               As of the date of this Prospectus, there are 3,925,382 shares of Common Stock outstanding. Included in this amount are 300,000 shares issued in connection with the acquisition of Thaxton Insurance, all of which are "restricted securities" (as that term is defined under the Securities Act) that will become eligible for resale under Rule 144 on October 31, 1996 and 112,791 shares of restricted securities that are presently eligible for resale under Rule 144. All of the 30,925 shares of Series B Preferred Stock will be restricted securities that will become eligible for resale under Rule 144 one year from the date of issuance. See "Certain Transactions."

               In general, under Rule 144 a person who has beneficially owned for at least one year securities privately acquired directly or indirectly from the issuer or an affiliate of the issuer, and persons who are affiliates of the issuer, are entitled to sell within any three-month period a number of securities that does not exceed the greater of (i) one percent of the outstanding shares or other units of that class outstanding or (ii) the average weekly trading volume in that class during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

               Prior to this Offering, there has been no market for the Series A Preferred Stock and no active and liquid trading market for the Common Stock. No predictions can be made with respect to the effect, if any, that public resales of shares of either class or the availability of such shares for resale will have on the market prices of these securities during and after completion of this Offering. Sales of substantial amounts of the Series A Preferred Stock or the Common Stock in the public markets during or following this Offering, or the perception that such sales may occur, could adversely affect the market price of these securities or the ability of the Company to raise additional capital through sales of its equity securities.

                                  LEGAL MATTERS

               The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Moore & Van Allen, PLLC, Charlotte, North Carolina.
                                       39

                                    EXPERTS

               The consolidated financial statements of The Thaxton Group, Inc. as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

               The Company has filed a Registration Statement on Form SB-2 (the "Registration Statement"), including amendments thereto, relating to the securities offered hereby with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document to which reference is made are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits, and schedules. The Company also has filed a Registration Statement on Form S-4 relating to the Exchange Offering (the "Form S-4"). Copies of the Registration Statement and the Form S-4 may be inspected without charge at the Commission's principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of the Registration Statement, including the exhibits thereto, may be obtained, upon payment of the prescribed fees, at such offices of the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering and Retrieval System ("EDGAR") are publicly available through the Commission's site on the Internet's World Wide Web, located at HTTP:// WWW.SEC.GOV. The Registration Statement and the Form S-4, including all exhibits thereto, have been filed with the Commission via EDGAR.

               The Company elects to file annual, quarterly, and current reports and other information periodically with the Commission pursuant to the Exchange Act. Such reports and other information are available for inspection and copying at the Commission's Washington D.C. office and the Northeast and Midwest Regional Offices.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

Independent auditors' report...............................................  F-2
Consolidated balance sheets as of December 31,
  1995 and 1996 and March 31, 1997 (unaudited).............................  F-3

Consolidated statements of income for the
  years ended December 31, 1994, 1995 and 1996
  and the three months ended March 31, 1996 and
  1997 (unaudited).........................................................  F-4
Consolidated statements of stockholders' equity
  for the years ended December 31, 1994, 1995
  and 1996 and the three months ended March 31,
  1996 and 1997 (unaudited)................................................  F-5
Consolidated statements of cash flows for the
  years ended December 31, 1994, 1995 and
  1996 and the three months ended March 31, 1996 and 1997
  (unaudited)..............................................................  F-6
Notes to consolidated financial statements.................................  F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
The Thaxton Group, Inc.

We have audited the accompanying consolidated balance sheets of The Thaxton Group, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Thaxton Group, Inc. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




Greenville, South Carolina

March 14, 1997                                            KPMG Peat Marwick LLP



                                                                                   December 31,          March 31,
                                                                                  1995          1996           1997
                                                                                ----------------------    -------------
                                                                                                       (unaudited)


        Assets
Cash                                                                         $  1,828,484   $    421,465    $  311,494
Finance receivables, net                                                       36,293,502     46,546,087    48,126,492
Premises and equipment, net                                                       706,301      1,947,210     1,955,409
Accounts receivable                                                               266,354      1,269,384     1,364,262
Repossessed automobiles                                                           500,300      1,166,495     1,266,389
Goodwill and other intangible assets                                              337,307      3,463,814     3,840,729
Other assets                                                                      759,258      1,867,112     1,692,519
                                                                               ----------    ------------   ----------
    Total assets                                                              $40,691,506    $56,681,567  $ 58,557,294
                                                                               ==========    ============   ==========


        Liabilities and Stockholders' Equity

Accrued interest payable                                                      $   350,793    $  387,237   $    390,098
Notes payable                                                                  32,503,000    46,345,883     46,647,386
Notes payable to affiliates                                                             -       743,621        737,621
Accounts payable                                                                  231,122     1,350,306        854,787
Employee savings plan                                                             100,858     1,098,457      1,215,453
Other liabilities                                                                 327,843       484,758      2,167,974
                                                                               ----------    ------------   ----------
        Total liabilities                                                      33,513,616    50,410,262     52,013,319

Common stock, $ .01 par value; authorized
50,000,000 shares, issued and outstanding
3,777,173 shares in 1995, 3,932,178 shares
in 1996 and 3,926,382 shares in 1997                                               37,772        39,322         39,264
Additional paid-in-capital                                                      5,168,561     3,504,027      3,439,980
Deferred stock award                                                             (810,000)     (720,000)      (697,500)
Retained earnings                                                               2,781,557     3,447,956      3,762,231
                                                                               ----------    ------------   ----------
        Total stockholders' equity                                              7,177,890     6,271,305      6,543,975

        Total liabilities and stockholders' equity                           $ 40,691,506  $ 56,681,567   $ 58,557,294
                                                                             ============  ============   ============



See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1997


                                                                                  DECEMBER 31,                       MARCH 31,
                                                            ---------------------------------------------  -------------------------
                                                                    1994        1995            1996           1996        1997
                                                            ---------------  -------------  -------------  ------------   ----------
                                                                                                            (UNAUDITED)  (UNAUDITED)
Interest and fee income                                        $5,380,470    $9,024,232     $13,518,563   $ 3,202,385    $ 3,700,561
Interest expense                                                1,114,829     2,653,614       3,841,683       874,459      1,056,901
                                                            -------------  ------------    ------------ -------------     ----------

           Net interest income                                  4,265,641     6,370,618       9,676,880     2,327,926      2,643,660

Provision for credit losses                                       481,063       890,337       3,593,399       478,614        729,767
                                                            -------------  ------------    ------------ -------------     ----------

           Net interest income after
             provision for credit losses
                                                                3,784,578     5,480,281       6,083,481     1,849,312      1,913,893
Other income:
           Insurance premiums and commissions, net
                                                                  375,720       676,766       2,145,423       294,059      1,312,711
           Other income                                             9,061        30,082         136,141         1,300        227,502
                                                            -------------  ------------    ------------ -------------     ----------
           Total other income                                     384,781       706,848       2,281,564       295,359      1,540,213

Operating expenses:
           Compensation and employee
               benefits                                         1,719,612     2,682,129       3,748,303       830,616      1,356,348
           Telephone, postage, and supplies                       379,691       580,568         800,763       183,527        585,647
           Net occupancy                                          307,839       457,245         739,144       141,455        296,965
           Reinsurance claims expense                              42,228       310,231         516,194        42,925        115,363
           Insurance                                              103,427       120,979         193,670        47,115         43,311
           Collection expense                                      91,472       135,002         242,985        26,962         29,293
           Travel                                                  54,309        98,368         149,389        21,291         36,632
           Professional fees                                       47,569       162,897         175,821        18,867        123,655
           Other                                                  142,672       207,675         829,371       263,342        383,923
                                                            -------------  ------------    ------------ -------------     ----------

           Total operating expenses                             2,888,819     4,755,094       7,395,640     1,576,100      2,971,137
                                                            -------------  ------------    ------------ -------------     ----------

           Income before income tax                             1,280,540     1,432,035         969,405       568,571        482,969
                  expense
Income tax expense                                                464,188       510,966         303,006       213,953        168,693
                                                            -------------  ------------    ------------ -------------     ----------

           Net income                                       $     816,352  $    921,069    $    666,399 $     354,618     $  314,276
                                                            =============  ============    ============ =============     ==========

           Earnings per share                               $        0.26  $       0.29    $       0.18 $        0.09     $      .08
                                                            =============  ============    ============ =============     ==========

Weighted average shares
           outstanding                                          3,148,000     3,151,448       3,803,620     3,777,023      3,929,381
                                                                =========     =========       =========     =========      =========


See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                  THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)





                                                                               ADDITIONAL    DEFERRED                      TOTAL
                                                COMMON           PREFERRED      PAID-IN-       STOCK     RETAINED      STOCKHOLDERS'
                                                 STOCK             STOCK        CAPITAL        AWARD     EARNINGS          EQUITY
                                                -----------   ------------- -------------  ------------ ------------ ---------------

Balance at December 31, 1993                     $ 31,480     $  700,000      $ 64,720     $      -     $ 1,131,636   $ 1,927,836
Dividends paid on preferred stock ($.10)             -              -             -               -         (70,000)      (70,000)
Net income                                           -              -             -               -         816,352       816,352
                                                -----------   ------------ -------------   ------------------------- ---------------
Balance at December 31, 1994                       31,480        700,000        64,720            -       1,877,988     2,674,188
Issued 418,057 shares of common stock in
      public offering
                                                    4,181           -        3,205,952            -             -       3,210,133
Dividends paid on preferred stock ($.025)
                                                     -              -             -               -         (17,500)      (17,500)
Conversion of 700,000 shares of preferred
      stock to $700,000 of debt
                                                     -          (700,000)         -               -              -       (700,000)
Issuance of 100,000 shares as a restricted
      stock award                                   1,000           -          899,000        (900,000)          -           -
Vesting of 10,000 shares of stock award
                                                     -              -             -             90,000           -         90,000
Conversion of $1,000,000 subordinated debt
      into 111,111 shares of stock
                                                    1,111           -          998,889            -              -      1,000,000
Net income                                             -            -             -               -         921,069       921,069
                                                -----------   ------------ -------------   ------------------------- ---------------
Balance at December 31, 1995                       37,772           -        5,168,561        (810,000)   2,781,557     7,177,890

Issuance of 300,000 shares to purchase
    Thaxton Insurance Group
                                                    3,000           -         (356,269)           -              -       (353,269)
Employee stock grant                                   17           -           16,828            -            -           16,845
Purchase and retirement of 146,675 shares of
    stock                                          (1,467)          -       (1,325,093)           -            -       (1,326,560)
Vesting of 10,000 shares of stock award
                                                       -            -             -             90,000         -           90,000

Net income                                           -              -             -               -         666,399       666,399
                                                -----------   ----------- --------------   ------------------------- ---------------
Balance at December 31, 1996                       39,322           -        3,504,027        (720,000)   3,447,956     6,271,305

Vesting of 2,500 shares of stock award
                                                       --           --                        22,500           --        22,500
                                                                                    --
Purchase and retirement of 8,600 shares of
    stock                                             (86)          --        (92,447)             --           --       (92,533)
Issuance of 2,007  shares of restricted stock
                                                       20           --         22,057              --           --        22,077
Issuances of 797 shares of stock under
    Employee stock purchase plan
                                                        8           --          6,343              --           --         6,351
Net income                                             --           --            --              --      314,276        314,276
                                                -----------   ----------- --------------   ----------- ------------- ---------------

Balance at March 31, 1997                        $ 39,264           --    $ 3,439,980     $  (697,500) $ 3,762,231   $ 6,543,975
                                                ===========   =========== ==============   =========== ============= ===============

        See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                 AND THREE MONTHS ENDED MARCH 31, 1996 AND 1997




                                                                                DECEMBER 31,                          MARCH 31,
                                                         ------------------------------------------------  -------------------------
                                                                                                              1996          1997
                                                            1994                1995           1996        (UNAUDITED)   (UNAUDITED)
                                                         --------------  ----------------  --------------  ------------- -----------
Cash flows from operating activities:
  Net income                                             $   816,352     $      921,069    $    666,399   $    354,618  $   314,276
  Adjustments to reconcile net income to
      net cash provided by operating  activities:
           Provision for credit losses                       481,063            890,337       3,593,399        472,382      729,767
           Depreciation and amortization                     133,040            235,795         444,829         85,563      194,334
           Deferred taxes                                    (43,380)          (165,968)        (21,091)       (22,114)     (19,400)
           Vesting of stock awards                                 -             90,000          90,000         22,500       22,500
           Compensatory grant of stock
             to employees                                          -                  -          16,845              -       28,428
           (Gain) loss on sale of premises and
              equipment                                        8,000             (3,500)        (21,363)             -       (6,456)
           Gain on sale of investment                              -            (11,222)              -              -            -
           Increase (decrease) in other assets               (51,612)          (371,612)       (924,896)       260,579     (112,712)
           Increase (decrease) in accrued interest
              payable and other liabilities                   45,857            414,819          65,198       (269,068)   1,419,487
                                                         -----------     --------------    ------------   ------------- -----------
           Net cash provided by operating activities       1,389,320          1,999,718       3,909,320        904,460    2,570,224
                                                         -----------     --------------    ------------   ------------  -----------

Cash flow from investing activities:
           Net increase in finance receivables            (6,984,394)       (18,750,407)    (14,512,179)    (4,708,676)  (2,310,172)
           Capital expenditures for premises and
            equipment                                       (204,466)          (472,438)     (1,187,923)       (79,511)    (120,141)
           Proceeds from sale of premises and
            equipment                                              -              3,500          58,061              -        6,456
           Proceeds from the sale of investments                   -             23,222               -              -            -
           Acquisitions, net of acquired cash equivalents          -           (208,843)              -              -     (459,308)
           Cash acquired in acquisition of Thaxton
            Insurance Group                                        -                  -          91,407              -            -
                                                         -----------     --------------    ------------   ------------   ----------
           Net cash used by investing
            activities                                    (7,188,860)       (19,404,966)    (15,550,634)    (4,788,187)  (2,883,165)
                                                         ------------    ---------------   -------------  ------------- ------------

Cash flows from financing activities:
           Proceeds from the issuance of common
              stock                                                -          3,210,133               -              -            -
           Repurchase of common stock                              -                  -               -              -      (92,533)
           Dividends paid                                    (52,500)           (17,500)              -              -            -
           Net increase in line of credit                  5,851,419         16,538,315       8,941,444      1,830,000      162,577
           Proceeds from issuance of notes payable            82,672                  -       1,567,440        284,291      132,926
           Repayments of notes payable                             -           (746,058)       (274,589)             -            -
                                                         -----------     ---------------   -------------  ------------  -----------
           Net cash provided by financing activities       5,881,591         18,984,890      10,234,295      2,114,291      202,970
                                                         -----------     --------------    ------------   ------------  -----------
Net increase (decrease) in cash                               82,051          1,579,642      (1,407,019)    (1,769,436)    (109,971)
Cash at beginning of period                                  166,791            248,842       1,828,484      1,828,484      421,465
                                                         -----------     --------------    ------------   ------------  -----------
Cash at end of period                                    $   248,842     $    1,828,484    $    421,465   $     59,048  $   311,494
                                                         ===========     ==============    ============   ============  ===========

Supplemental disclosures of cash flow
  information: Cash paid during the period
   for:
           Interest                                     $ 1,042,900          $2,469,372      $3,805,239       $922,449     $991,228
           Income taxes                                     577,397             834,325         554,651          9,610       25,400
                                                         ===========      ==============    ============   ============  ===========
Noncash financing activities:
           Issuance of common stock to effect
            acquisition                                          -                   -         353,269              -             -
           Common stock acquired in acquisition of
            Thaxton Insurance                                    -                   -       1,326,560              -             -
           Conversion of preferred stock to notes
            payable                                              -             700,000               -              -             -
           Conversion of subordinated debt to
            common stock                                         -           1,000,000               -              -             -
                                                         ===========      ==============    ============   ============  ===========


See accompanying notes to consolidated financial statements.

                             THE THAXTON GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

NOTE 1 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               The Thaxton Group, Inc. (the "Company") is incorporated under the laws of the state of South Carolina and operates branches in South Carolina, North Carolina, Georgia, Virginia and Tennessee. The Company is a diversified consumer finance company that is engaged primarily in purchasing and servicing retail installment contracts purchased from independent used car dealers and making and servicing personal loans to borrowers with limited credit histories, low incomes or past credit problems. The Company also offers insurance premium financing to such borrowers. A substantial amount of the Company's premium finance business has been derived from customers of the independent insurance agencies owned by Thaxton Insurance Group, Inc. ("Thaxton Insurance"), which was acquired by the Company in 1996. The Company provides reinsurance through a wholly-owned subsidiary, TICO Reinsurance, Ltd. ("TRL"). All significant intercompany accounts and transactions have been eliminated in consolidation.

               The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

               Reclassifications of certain amounts in the 1995 and 1994 consolidated financial statements have been made to conform with the financial statement presentation for 1996. The reclassifications have no effect on net income or shareholders' equity as previously reported.

               The following is a description of the more significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements.

               (a)    INTEREST AND FEE INCOME

               Interest income from finance receivables is recognized using the interest (actuarial) method on an accrual basis. Accrual of income on finance receivables continues until the receivable is either paid off in full or is charged off. Fee income consists primarily of late fees which are credited to income when they become due from borrowers. For receivables which are renewed, interest income is recognized using a method similar to the interest method.

               (b)    ALLOWANCE FOR CREDIT LOSSES

               Additions to the allowance for credit losses are based on management's evaluation of the finance receivables portfolio considering current economic conditions, overall portfolio quality, charge-off experience, and such other factors which, in management's judgment, deserve recognition in estimating credit losses. Loans are charged-off when, in the opinion of management, such loans are deemed to be uncollectible or six months has elapsed since the date of the last payment, whichever occurs first. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

               (c)    NON-FILE INSURANCE

               Non-file insurance is written in lieu of recording and perfecting the Company's security interest in the assets pledged to secure certain loans. Non-file insurance premiums are collected from the borrower on certain loans at inception and renewal and are remitted directly to an unaffiliated insurance company. Certain losses related to such loans, which are not recoverable through life, accident and health, or property insurance claims, are reimbursed through non-file insurance claims subject to policy limitations. Any remaining losses are charged to the allowance for credit losses.

               (d)    PREMISES and EQUIPMENT

               Premises and equipment are reported at cost less accumulated depreciation which is computed using the straight-line method for financial reporting and the accelerated methods for tax purposes. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

               (e)    INSURANCE

               The Company remits a portion of credit life, accident and health, property and auto insurance premiums written in connection with certain loans to an unaffiliated insurance company at the time of origination. Any portion of the premiums remitted to this insurance company which are not required to cover their administrative fees or to pay reinsurance claims expense are returned to the Company through its reinsurance subsidiary, TRL, and are included in insurance premiums and commissions in the accompanying consolidated statements of income. Unearned insurance commissions are accreted to income over the life of the related insurance contracts using a method similar to that used for the recognition of finance charges.

               Insurance commissions earned by Thaxton Insurance are recognized as services are performed in accordance with Thaxton Insurance's contractual obligations with the underwriters, but not before protection is placed with insurers.

               (f)    EMPLOYEE SAVINGS PLAN

               The Company offers a payroll deduction savings plan to all its employees. The Company pays interest monthly at an annual rate of 10% on the prior month's ending balance. Employees may withdraw savings on demand.

               (g)    INCOME TAXES

               The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109), requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

               (h)    EARNINGS PER SHARE

               Earnings per share is calculated using the weighted average shares outstanding of 3,148,000, 3,151,448 and 3,803,620 for 1994, 1995 and
1996, respectively. Such share amounts have been adjusted for the 10,025.48 for one stock split declared by the board of directors on September 8, 1995. All share and per share data have been retroactively adjusted for the stock split. The effect of common stock equivalent shares applicable to stock option plans has not been included in the calculation of net income per share because such effect is not materially dilutive.

               (i)    INTANGIBLE ASSETS

               Intangible assets include goodwill, expiration lists, and covenants not to compete related to the purchase of insurance agencies. Goodwill represents the excess of the cost of insurance agencies over the fair value of its assets at the date of acquisition. Goodwill is amortized on a straight-line basis over a fifteen to twenty year period. The expiration lists are amortized over their estimated useful life of twenty years on a straight-line basis . Covenants not to compete are amortized according to the purchase contract over five to six years on a straight-line basis. Intangible assets also include the premium paid to acquire Eagle Premium Finance, which is being amortized on a straight-line basis over ten years. Recoverability of recorded intangibles is evaluated by using undiscounted cash flows.

               (j)    STOCK OPTIONS

               Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income or the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to the financial statements in accordance with APB 25. The Company will continue such accounting under the provisions of APB 25.

               (k)    FAIR VALUE of FINANCIAL INSTRUMENTS


               All financial assets of the Company are short term in nature and all liabilities are substantially at variable rates of interest. As such, the carrying values of these financial assets and liabilities approximate their fair value.


               (l)    REPOSSESSED ASSETS

               Repossessed assets are recorded at their estimated fair value less costs to dispose. Any difference between the loan balance and the fair value of the collateral on the date of repossession is charged to the allowance for credit losses.

               (m)    UNAUDITED INTERIM FINANCIAL INFORMATION

               Information with respect to March 31, 1996 and 1997, and the periods then ended, have not been audited by the Company's independent auditors, but in the opinion of management, reflect all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the operations of Company.

               NOTE 2 - BUSINESS COMBINATIONS

               The Company acquired all of the outstanding capital stock of Thaxton Insurance on October 31, 1996 in exchange for 300,000 shares of the Company's stock. Thaxton Insurance was considered to be under common control by the majority shareholder of the Company. As a result, the acquisition has been accounted for using the as if pooling method whereby the assets and liabilities of Thaxton Insurance were transferred to the Company at the carrying value as of the date of acquisition. On the date of acquisition, Thaxton Insurance had total assets of $6,219,000, net intangibles of $3,207,000, total debt of $4,352,000, and a stockholders' deficit of $353,269. Thaxton Insurance is incorporated under the laws of the State of South Carolina and licensed as an insurance agency in the states of North and South Carolina. Thaxton Insurance operates a general insurance division with offices in North and South Carolina.


               The following table reflects unaudited pro forma combined results of operations of the Company and Thaxton Insurance on the basis that the acquisition had taken place at the beginning of the fiscal periods presented:

                                                       1996              1995
                                                   -----------       -----------
    Interest and fee income and other income       $20,409,300       $14,379,400
    Net income                                         657,482         1,051,518
    Earnings per share                                    0.17              0.32
    Shares used in computation                       3,931,391         3,304,773


               The Company acquired all of the outstanding capital stock of Eagle Premium Finance (Eagle) on September 1, 1995 in a cash purchase. Eagle is a one-office consumer finance company located in Norfolk, Virginia that specializes in financing premiums for personal lines of automobile insurance. At the date of purchase, Eagle had total finance receivables of approximately $1,921,000 and the Company recorded an intangible asset of approximately $350,000. The remaining intangible asset was approximately $337,000, $302,000, and $294,000 at December 31, 1995, December 31, 1996 and March 31, 1997,
respectively, and is included in goodwill and other intangible assets in the accompanying consolidated balance sheets.

               NOTE 3 - FINANCE RECEIVABLES

               Finance receivables consist of the following at December 31, 1995 and 1996 and March 31, 1997:




                                                                                   DECEMBER 31,        MARCH 31,
                                                       -----------------------------------------
                                                             1995                   1996                1997
                                                       ---------------     -------------------    -----------------
                                                                                                      (unaudited)
Automobile Sales Contracts                               $ 32,455,654          $ 47,603,138          $ 47,843,848
Direct Loans                                               10,398,470            12,560,126            11,991,241
Premium Finance Contracts                                   5,046,110             2,943,337             3,149,644
                                                         ------------          ------------          ------------
               Total finance receivables                   47,900,234            63,106,601            64,984,733
Unearned interest                                          (9,325,101)          (12,445,781)          (12,835,353)
Unearned insurance premiums, net                             (406,431)             (132,733)              (62,783)
Bulk purchase discount                                       (416,000)           (1,014,000)             (890,071)
Dealer hold back                                             (676,000)             (773,000)             (784,977)
Allowance for credit losses                                  (783,200)           (2,195,000)           (2,285,057)
                                                         -------------         -------------         -------------
Finance receivables, net                                 $ 36,293,502          $ 46,546,087          $ 48,126,492
                                                         ============          ============          ============


               Consumer loans include bulk purchases of receivables, auto dealer receivables under holdback arrangements, and small consumer loan receivables. With bulk purchase arrangements, the Company typically purchases a group of receivables from an auto dealer or other retailer at a discount to par based on management's review and assessment of the portfolio to be purchased. This discount amount is then maintained in an unearned income account to which losses on these loans are charged. To the extent that losses from a bulk purchase exceed the purchase discount, the allowance for credit losses will be charged. To the extent losses experienced are less than the purchase discount, the remaining discount is accreted into income. The amount of bulk purchased receivables, net of unearned interest and insurance, and the related purchase discount outstanding were approximately $3,710,000 and $416,000, respectively, at December 31, 1995; approximately $7,371,000 and $1,014,000, respectively, at December 31, 1996; and approximately $6,865,000 and $890,000, respectively, at March 31, 1997.


               With holdback arrangements, an automobile dealer or other retailer will assign receivables to the Company on a loan-by-loan basis, typically at par. The Company will withhold a certain percentage of the proceeds, generally 5% to 10%, as a dealer reserve to be used to cover any losses which occur on these loans. The agreements are structured such that all or a portion of these holdback amounts can be reclaimed by the dealer based on the performance of the receivables. To the extent that losses from these holdback receivables exceed the total remaining holdback amount for a particular dealer, the allowance for credit losses will be charged. The amount of holdback receivables, net of unearned interest and insurance, and the related holdback amount outstanding were approximately $20,320,700 and $676,000, respectively, at December 31, 1995, approximately $31,451,000 and $773,000, respectively, at December 31, 1996, and approximately $32,545,000 and $785,000, respectively, at March 31, 1997.


               At December 31, 1996 and March 31, 1997, there were no significant concentrations of receivables in any type of property or to one borrower.

               These receivables are pledged as collateral for a line of credit agreement.

               Changes in the allowance for credit losses for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 are as follows:


                                                                                                                  THREE MONTHS
                                                                            YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                               ------------------------------------------------------ ------------------------------
                                                          1994              1995             1996         1996             1997
                                               ------------------- -----------------    ------------- ------------    -------------
                                                                                                       (unaudited)       (unaudited)
Beginning balance                                $    369,986              $424,425        $ 783,200    $ 783,200       $2,195,000
Valuation allowance for acquired loans                     --               290,244           28,842       34,193               --
Provision for credit losses                           481,063               890,337        3,593,399      478,614          729,767
Charge-offs                                          (499,997)             (924,620)      (2,526,231)    (498,754)        (688,490)
Recoveries                                             73,373               102,814          315,790       72,823           48,780
                                                    ---------               -------     ------------       ------           ------
Net charge-offs                                      (426,624)            (821,806)       (2,210,441)    (425,931)        (639,710)
                                                     ---------            ---------       -----------     ---------        ---------

Ending balance                                   $    424,425              $783,200      $ 2,195,000    $ 870,076       $2,285,057
                                                      =======               =======       ==========     =========       ==========


               The valuation allowance for acquired loans relates to the acquisition of approximately $3,425,000 and $748,000 of receivables in 1995 and 1996, respectively.

               The Company's loan portfolio primarily consists of short term loans, the majority of which are originated or renewed during the current year. Accordingly, the Company estimates that fair value of the finance receivables is not materially different from carrying value.

               NOTE 4 - PREMISES AND EQUIPMENT

               A summary of premises and equipment at December 31, 1995 and 1996 follows:

                                                               1995                1996
                                                            ------------       ---------------
Leasehold improvements                                      $   274,992           $ 504,328
Furniture and fixtures                                          271,308             477,158
Equipment and automobiles                                       939,531           2,762,214
                                                             ----------           ---------
                             Total cost                       1,485,831           3,743,700
Accumulated depreciation                                        779,530           1,796,490
                                                             ----------           ---------

                             Net premises and equipment     $   706,301          $1,947,210
                                                            ===========          ==========


               NOTE 5 - INTANGIBLE ASSETS

               Intangible assets consist of the following at December 31, 1995 and 1996:


                                                                    1995               1996
                                                               -----------------   ---------------
Covenants not to compete                                         $       -           $  102,022
Goodwill                                                                 -            2,036,563
Insurance expirations                                                    -            2,135,098
Purchase premium                                                   348,938              348,938
                                                                   -------              -------

                             Total cost                            348,938            4,622,621

Less accumulated amortization                                       11,631            1,158,807
                                                                   -------            ---------

Intangible assets, net                                            $337,307           $3,463,814

                                                                  ========           ==========

               The majority of the intangibles were acquired by the Company in connection with its acquisition of Thaxton Insurance.

               Amortization expense was approximately $105,000 and $12,000 in 1995 and 1996, respectively.


               NOTE 6 -      LEASES

               The Company conducts all of its operations from leased facilities. It is expected that in the normal course of business, leases that expire will be renewed at the Company's option or replaced by other leases or acquisitions of other properties. Total rental expense was approximately $125,000 in 1994, $170,000 in 1995 and $304,000 in 1996.

               The future minimum lease payments under noncancelable operating leases as of December 31, 1996, are as follows:


1997                             $446,559
1998                              270,670
1999                              178,358
2000                               52,296
2001                               30,100
                                 --------
 Total minimum lease payments    $977,983
                                 ========

               Four of the office buildings in which the Company conducts business are owned by related parties. These premises are leased to the Company for a total monthly rental rate of $4,350.

               NOTE 7 -      NOTES PAYABLE

               At December 31, 1995 and 1996, notes payable consist of the following:



                                                                                                   1995                  1996
                                                                                            ---------------     --------------------

Note payable to insurance company maturing in May, 1998 and bearing interest at prime plus 2% and is reset quarterly
                                                                                                $      300,000        $      500,000

Note payable to insurance company payable within sixty days after written demand by the lender. The note bears interest at prime plus 2% and is reset monthly

                                                                                                           -                 250,000

Lines of credit                                                                                     32,203,000            42,615,947

Note payable to finance company due in monthly installments of $9,091 through July, 2003 including interest at 8.99%. This note is secured by an aircraft purchased with the funds

                                                                                                            -                540,600

Note payable to insurance agency due annually on July 1 in installments of $78,022 through July 1997, including interest at a rate of 9% and secured by agency purchased with funds and various individual stockholders' assets


                                                                                                             -                71,578

Note payable to individual due annually on January 1 in installments of $23,496 through January 2001, including interest at a rate of 8% and secured by agency purchased with funds and various individual stockholders' assets

                                                                                                             -                93,814

Note payable to individual due annually on June 1 in installments of $40,000 through June 1998, including interest at a rate of 7% and secured by stock purchased with funds and various individual stockholders' assets
                                                                                                             -
                                                                                                             -                72,321

Note payable to individual due on January 1, 1997 plus interest at a rate of 7%.
Secured by agency purchased with funds and various individual stockholders'
assets
                                                                                                            -                60,000

Note payable to individual due in monthly installments of $3,607 through January
1999, including interest at a rate of 6% and secured by agency purchased with funds and various individual stockholders' asset
                                                                                                             -                79,012

Note payable to individual due in monthly installments of $9,478, through March
2001, including interest at a rate of 6%                                                                     -               423,449

Notes payable to individuals with varying maturity dates and rates ranging from 8-12%                        -             1,639,162
                                                                                                        ----------     -------------



                                                                                                       $ 32,503,000    $ 46,345,883
                                                                                                        ==========        ==========

        A schedule of maturities of long-term debt is as follows:

   YEAR ENDING
   DECEMBER 31                                     AMOUNT
----------------------                ---------------------------

      1997                                      $ 1,256,603
      1998                                       44,261,706
      1999                                          315,870
      2000                                          211,126
      2001                                          140,129
   Thereafter                                       160,449
                                              -------------
            Total                              $ 46,345,883
                                              =============
                                              =============

               At December 31, 1996, the Company maintained a line of credit agreement with a commercial finance company for $80 million, maturing on July 31, 1998. Of this amount, approximately $39 million was available at December 31, 1996. The outstanding balance under this line of credit was $41,166,000 at December 31, 1996. There are two tranches under this agreement, Tranche A and Tranche B. The total line of credit under Tranche A is $70,000,000 of which $30,159,000 is available at December 31, 1996. This tranche bears interest at the lender's prime rate plus 1% (9.25% at December 31, 1996). The total line of credit under Tranche B is $10,000,000, of which $8,675,000 is available at December 31, 1996. This tranche bears interest at the lender's prime rate plus 5% (13.25% at December 31, 1996). Interest on the outstanding line of credit balance is payable monthly.

               The terms of the line of credit agreement provide that the finance receivables are pledged as collateral for the amount outstanding. The agreement requires the Company to maintain certain financial ratios at established levels and comply with other non-financial requirements. Also, the Company may pay dividends up to 50% of the current year's net income. As of December 31, 1996, the Company met all such ratios and requirements.

               Thaxton Insurance maintains a line of credit agreement with the same commercial finance company for $3 million maturing March 31, 1998. Of this amount, approximately $1,686,000 was available at December 31, 1996. The outstanding balance under this line of credit was $1,314,000 at December 31, 1996. Borrowings under this arrangement bear interest at the lender's prime rate plus 3% (11.25% at December 31, 1996), payable monthly.

               Thaxton Insurance also has a line of credit agreement with a commercial bank whereby the Company can borrow up to $400,000. The principal is payable on demand, and interest is payable quarterly at the bank's prime rate plus one percent (9.25% at December 31, 1996). The amount outstanding as of December 31, 1996 was approximately $136,000. The line of credit is secured by certain real estate, furniture, fixtures, equipment and investments owned by Thaxton Insurance and individual shareholders. Thaxton Insurance also has a sweep account with the bank. The bank requires Thaxton Insurance to maintain a $55,000 balance in the account. If the account drops below $55,000 the bank automatically advances money from the line-of-credit to increase the account to $55,000.

               NOTE 8 - NOTES PAYABLE TO AFFILIATES

               The Company had approximately $744,000 of notes payable to affiliates at December 31, 1996. At December 31, 1995, the Company had no notes payable to affiliates as $1,000,000 of notes were converted to common stock during 1995 and an additional $1,000,000 was repaid from proceeds of the public stock offering.

               At the time of the acquisition of Thaxton Insurance Group, 340,000 shares of Preferred Stock B of Thaxton Insurance Group were converted to $340,000 of notes payable. These notes are included in notes payable to affiliates at December 31, 1996.

               NOTE 9 - BENEFITS

               In 1995 the Board of Directors of the Company adopted the Thaxton Group, Inc. 1995 Stock Incentive Plan (the "Incentive Plan"), under which 620,000 shares of common stock were available for grants to key employees of the Company. Awards under the Incentive Plan may include, but are not limited to, stock options, stock appreciation rights, restricted stock, performance awards and other common stock and common stock-based awards. Stock options granted under the Incentive Plan may be either incentive stock options or non-qualified stock options. During 1996, the Company granted 20,000 options to employees under the Incentive Plan at an exercise price of $9.00 per share. None of the options outstanding at December 31, 1996 were exercisable. All options granted in 1996 have a contractual maturity of ten years. The grant date fair value of options granted during 1996 was $3.90 per share as determined by using the Black-Scholes option pricing model with the following assumptions: (1) risk-free interest rate of 6.25%; (2) expected life of 5 years; (3) expected volatility of 10.40%; and (4) no expected dividends.

               Under the Incentive Plan, the Company granted a restricted stock award of 100,000 shares of common stock to an executive officer of the Company. The stock award became effective December 29, 1995 ("Vesting Date") with 10,000 shares vesting at that time. The remaining shares become vested at the rate of 10,000 shares per year on the first through the ninth anniversaries of the Vesting Date only if the executive officer is employed by the Company on the applicable anniversary date. The Company will record compensation expense over the vesting period based on the market value at the date of grant.

               During 1995 the Board of Directors of the Company also adopted the Thaxton Group, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which 100,000 shares of common stock are available for purchase by substantially all employees. The Stock Purchase Plan enables eligible employees of the Company, through payroll deductions, to purchase at twelve-month intervals specified in the Stock Purchase Plan, shares of common stock at a 15% discount from the lower of the fair market value of the common stock on the first day or the last day of the year. The Stock Purchase Plan allows for employee contributions up to 3% of the participant's annual compensation and limits the aggregate fair value of common stock that may be purchased by a participant during any calendar year to $25,000. As of December 31, 1996 no purchases had been made under this Stock Purchase Plan.

               The Company has elected to follow APB 25 and related interpretations in accounting for its stock based compensation benefit plans as permitted under SFAS No. 123. In accordance with APB 25, no compensation expense is recognized by the Company when stock options are granted because the exercise price of the Company's stock option equals the market price of the underlying stock on the date of grant. Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, the Company's net income and net income per share would not have been materially different than reported.

               NOTE 10 - INCOME TAXES

Income taxes consist of the following:

                                    CURRENT      DEFERRED               TOTAL
           1994:
                      Federal      441,991        (37,680)             404,311
                      State         65,577         (5,700)              59,877
                             -------------      ------------        ------------
                                $  507,568      $ (43,380)          $  464,188
                              =============       ========            =========

           1995:
                      Federal      592,100        (142,580)            449,520
                      State         84,834         (23,388)             61,446
                             -------------        --------          -----------
                                   676,934        (165,968)            510,966
                             =============        ========            =========

           1996:
                      Federal$     276,991      $ (17,753)        $    259,238
                      State         47,106         (3,338)              43,768
                              -------------       ---------         -----------
                                   324,097        (21,091)             303,006
                              ============     ============            ========

               A reconciliation of the Company's income tax provision and the amount computed by applying the statutory federal income tax rate of 34% to net income before income taxes is as follows:


                                                                                          1994           1995             1996
                                                                                          ----           ----             ----

                      Statutory rate applied to net income before taxes                $ 435,383       $ 486,892      $ 329,597
                      Increase (decrease) in income resulting from:
                             Goodwill amortization                                             -           3,955         19,745
                             TRL nontaxable income                                       (29,860)        (84,712)       (79,132)
                             State taxes, less related federal benefit                    39,518          40,554         28,887
                             Other                                                        19,147          64,277          3,909
                                                                                 ---------------------------------------------------

                      Income taxes                                              $        464,188        $510,966      $ 303,006
                                                                                 =================================================

               The effective tax rate was 36.2%, 35.7% and 31.3% for the years ended December 31, 1994, 1995 and 1996, respectively.

               The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) at December 31, 1995 and 1996 are presented below:

                                                                                1995                   1996
                                                                        ---------------             -----------

           Deferred tax assets:
                             Loan loss reserves                          $   341,416             $    872,213
                             Intangibles                                      22,591                       -
                             Unearned interest and fees                      187,414                   28,856
                             Other                                            78,380                   34,016
                                                                           ---------               ----------
                             Total gross deferred tax assets                 629,801                  935,085
                                                                           ---------               ----------
                             Less valuation allowance                             -                        -
                                                                           ---------               ---------
                             Net deferred tax assets                         629,801                  935,085
                                                                           ---------               ----------

           Deferred tax (liabilities)
                             Prepaid insurance                              (173,743)                (300,525)
                             Depreciable basis of fixed assets                    -                   (92,144)
                             Deferred loan costs                                  -                   (88,232)
                             Intangibles                                          -                  (146,667)
                             Other                                                -                    (4,705)
                                                                           ---------               ----------
                             Total gross deferred tax liability             (173,743)                (632,273)
                                                                           ---------               -----------
                             Net deferred tax asset                      $   456,058             $    302,812
                                                                           =========               ==========


               The Company recorded deferred tax liabilities of $174,337 related to its 1996 acquisition of Thaxton Insurance Group, Inc. The balance of the change in the net deferred tax asset is reflected as a deferred income tax benefit in the accompanying consolidated statements of income.

               There was no valuation allowance for deferred tax assets as of January 1, 1995 or 1996 and no net change in the allowance during 1995 or 1996. It is management's opinion that realization of the net deferred tax asset is more likely than not based upon the Company's history of taxable income and estimates of future taxable income. The Company's income tax returns for 1993 and subsequent years are subject to review by taxing authorities.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   -------------------

                                      TABLE OF CONTENTS
                                                                            Page
Prospectus Summary.............................................................2
Risk Factors...................................................................4
Use of Proceeds................................................................9
Dividend Policy................................................................9
Capitalization................................................................10
Selected Consolidated Financial Data..........................................11

Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................................................13


Business......................................................................22
Market for the Common Stock
   and Related Shareholder Matters............................................33
Management....................................................................34
Principal and Management Shareholders.........................................36
Certain Transactions..........................................................36
Description of Capital Stock..................................................37
Securities Eligible for Future Sale...........................................40
Legal Matters.................................................................40
Experts.......................................................................41
Available Information.........................................................41

Financial Statements.........................................................F-1

UNTIL ___________, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                1,000,000 SHARES

                                   THE THAXTON
                                   GROUP, INC.
                        7.5% CONVERTIBLE PREFERRED STOCK


                                  _____________
                                  -------------

                                   PROSPECTUS
                                  _____________
                                  -------------



                                 _________, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

               The Bylaws of the Company provide for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which such person may be a party because he is or was a director or officer of the Company or serving in a similar capacity at the Company's request for another entity, to the fullest extent permitted by the laws of South Carolina. Under the laws of South Carolina, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of such corporation, against reasonable expenses incurred by him in connection with the proceeding. South Carolina law also provides that a corporation may indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be, with respect to conduct in his official capacity, in the best interests of the corporation, and, in all other cases, in a manner not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. With respect to suits by or in the right of the Company, such a person may be indemnified if he acted in good faith and, in the case of conduct within his official capacity, he reasonably believed his conduct to be in the Company's best interest, and in all other cases, he shall not have been adjudged to be liable to the Company.

               The South Carolina Business Corporation Act of 1988 also permits certain corporations (including the Company), by a provision in its articles of incorporation, to limit or eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except with respect to any breach of the director's duty of loyalty to the corporation or its shareholders, or acts of omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, or which occurred prior to the time such provision became effective, or with respect to transactions in which the director received an improper personal benefit, or for approving an unlawful distribution. The Company's Amended and Restated Articles of Incorporation include such a provision. As a result of the inclusion of such provision, shareholders of the Company may be unable to recover monetary damages against directors for action taken by them which constitute negligence or which are in violation of their fiduciary duty of due care, although they are not precluded from obtaining injunctive or other equitable relief with respect to such actions. Such provision is not effective to eliminate or limit statutory liabilities arising under federal law, including liabilities under federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The following table sets forth the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the
Offering:

         Securities and Exchange Commission filing fee......       $    3,031
         Printing expenses..................................           25,000
         Legal fees and expenses............................           80,000
         Accounting fees and expenses.......................           15,000
         Blue Sky expenses..................................            2,025
         Transfer Agent's fees..............................            1,000
         Miscellaneous expenses.............................            3,944
                                                                        -----
                                                 Total               $130,000
                                                                     ========
ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

               On December 29, 1995, $1.0 million of subordinated debt held by affiliates of the Company was converted into 111,111 shares of Common Stock. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering. See "Certain Transactions -- Conversion and Repayment of Subordinated Debt."

               On October 31, 1996, the Company acquired Thaxton Insurance by exchanging 300,000 shares of Common Stock for all of the outstanding capital stock of Thaxton Insurance. The capital stock of Thaxton Insurance was acquired from James D. Thaxton, C.L. Thaxton, Sr., and William H. Thaxton. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering. See "Certain Transactions -- Acquisition of Thaxton Insurance."

ITEM 27. EXHIBITS



 2        Stock Purchase Agreement, dated as of September 1, 1995 with Eagle Premium Finance Company, Inc.(1)
 3.1      Amended and Restated Articles of Incorporation of The Thaxton Group, Inc.(1)
 3.2      Bylaws of the Thaxton Group, Inc.(1)
 4.1      Certificate of Designation, Preferences, and Rights of the Series A Preferred Stock*
 4.2      Form of Certificate for Series A Preferred Stock
 4.3      Certificate of Designation, Preferences, and Rights of the Series B Preferred Stock*
 4.4      Form of Certificate for Series B Preferred Stock
 5        Opinion of Moore & Van Allen, PLLC
10.1      Amended and Restated Loan and Security Agreement dated March 27, 1995 between Finova Capital Corporation and the Company(1)
10.2      Loan Agreement dated May 16, 1994 between the American Bankers
          Insurance Company of Florida and the Company(1)
10.3      Security Agreement dated January 19, 1995 between the Company and Oakland Auto Sales, including Guaranty by Thaxton Insurance
          Group, Inc.(1)
10.4      Form of Restricted Stock Award between the Company and Robert L Wilson(1)
10.5      The Thaxton Group, Inc. 1995 Stock Incentive Plan(1)
10.6      The Thaxton Group, Inc. Employee Stock Purchase Plan(1)
10.7      Amended and Restated Schedule to Loan and Security Agreement dated
          February 23, 1996 between Finova Capital Corporation and the
          Company(2)
10.8      Incentive Stock Option Agreement between Kenneth H. James and the
          Company (2)


10.11    Incentive Stock Option Agreement between James A. Cantley and the Company(2)
10.12    Loan Agreement dated March 18, 1996 between the American Bankers
         Insurance Company of Florida and the Company(2)
10.13    Amended and Restated Schedule to Loan and Security Agreement
         dated July 29, 1996 between Finova Capital Corporation and the
         Company(3)
10.14    Aircraft Sales Agreement between Corporate Aircraft Marketing and
         The Company dated July 16, 1996(3)
10.15    Share Exchange Agreement by and among The Thaxton Group, Inc., Thaxton
         Insurance Group, Inc., James D. Thaxton, William H. Thaxton
         and Calvin L. Thaxton, Jr.(4)
10.16    Promissory note payable by the Company to Kramer-Wilson Insurance
         Services (5)
10.17    Form of Share Exchange Agreement by and between the Company and Jack W. Robinson and affiliates
21       Subsidiaries of The Thaxton Group, Inc. (5)
23.1     Consent of KPMG Peat Marwick
23.2     Consent of Moore & Van Allen, PLLC (included in Exhibit 5 to this Registration Statement)
24       Power of Attorney (included on the Signature Page of this Registration Statement)
99.1     Form of Subscription Agreement*



-----------
*    Previously filed.

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, Commission File No. 33-97130-A.
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.
(3) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.
(4) Incorporated by reference the Company's Current Report on Form 8-K dated October 31, 1996.
(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.



ITEM 28.       UNDERTAKINGS

 The undersigned hereby undertakes that it will:

 (1)File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)           Reflect in the prospectus any facts
                   or events which, individually or
                   together, represent a fundamental
                   change in the information in the
                   registration statement.
                   Notwithstanding the foregoing, any
                   increase or decrease in volume of
                   securities offered (if the total
                   dollar value of securities offered
                   would not exceed that which was
                   registered) and any deviation from
                   the low or high end of the estimated
                   maximum offering range may be
                   reflected in the form of prospectus
                   filed with the Commission pursuant
                   to Rule 424(b) if, in the aggregate,
                   the changes in volume and price
                   represent no more than a 20 percent
                   change in the maximum aggregate
                   offering price set forth in the
                   "Calculation of Registration Fee"
                   table in the effective registration
                   statement; and

    (iii) Include any additional or changed material information on the plan of distribution;

 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering; and

 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

               In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 30, 1997.

                            THE THAXTON GROUP, INC.

                            By: /s/ KENNETH H. JAMES
                       Kenneth H. James, Vice President,
                     Chief Financial Officer and Secretary

               In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.




Signature                                                                    Title                                       Date

/s/ JAMES D. THAXTON*                         Chairman  of the  Board of  Directors,  President  and Chief           July 30, 1997
----------------------------------------      Executive Officer
James D. Thaxton


/s/ ROBERT L. WILSON*                         Executive  Vice  President,   Chief  Operating  Officer  and           July 30, 1997
----------------------------------------      Director
Robert L. Wilson

/s/ KENNETH H. JAMES                          Vice  President,  Chief  Financial  Officer,  Secretary  and           July 30, 1997
----------------------------------------      Director (Principal Accounting Officer)
Kenneth H. James

/s/ C. L. THAXTON, SR.*                       Director                                                               July 30, 1997
----------------------------------------
C.L. Thaxton, Sr.

/s/ JACK W. ROBINSON*                         Director                                                               July 30, 1997
----------------------------------------
Jack W. Robinson

/s/    PERRY L. MUNGO*                        Director                                                               July 30, 1997
----------------------------------------
Perry L. Mungo




*By: /s/ Kenneth H. James
     --------------------
     Attorney-in-fact

                                INDEX TO EXHIBITS



 2      Stock Purchase Agreement, dated as of September 1, 1995 with Eagle Premium Finance Company, Inc.(1)
 3.1   Amended and Restated Articles of Incorporation of The Thaxton Group, Inc.(1)
 3.2   Bylaws of the Thaxton Group, Inc.(1)
 4.1   Certificate of Designation, Preferences, and Rights of the Series A Preferred Stock*
 4.2   Form of Certificate for Series A Preferred Stock
 4.3   Certificate of Designation, Preferences, and Rights of the Series B Preferred Stock*
 4.4   Form of Certificate for Series B Preferred Stock
 5     Opinion of Moore & Van Allen, PLLC
10.1   Amended and Restated Loan and Security Agreement dated March 27, 1995 between Finova Capital Corporation and the Company(1)
10.2   Loan Agreement dated May 16, 1994 between the American Bankers Insurance Company of Florida and the Company(1)
10.3   Security Agreement dated January 19, 1995 between the Company and Oakland Auto Sales, including Guaranty by Thaxton
       Insurance Group, Inc.(1)
10.4   Form of Restricted Stock Award between the Company and Robert L Wilson(1)
10.5   The Thaxton Group, Inc. 1995 Stock Incentive Plan(1)
10.6   The Thaxton Group, Inc. Employee Stock Purchase Plan(1)
10.7   Amended and Restated Schedule to Loan and Security Agreement dated February 23, 1996 between Finova Capital Corporation and the Company(2)
10.8   Incentive Stock Option Agreement between  Kenneth H. James and the Company (2)
10.11  Incentive Stock Option Agreement between James A. Cantley and the Company(2)
10.12  Loan Agreement dated March 18, 1996 between the American Bankers Insurance Company of Florida and the Company(2)
10.13  Amended and Restated Schedule to Loan and Security Agreement dated July 29, 1996 between Finova Capital Corporation and the
       Company(3)
10.14  Aircraft Sales Agreement between Corporate Aircraft Marketing and The Company dated July 16, 1996(3)
10.15  Share Exchange Agreement by and among The Thaxton Group, Inc., Thaxton Insurance Group, Inc., James D. Thaxton, William H.
       Thaxton and Calvin L. Thaxton, Jr.(4)
10.16  Promissory note payable by the Company to Kramer-Wilson Insurance
       Services (5)
10.17  Form of Share Exchange Agreement by and between the Company and Jack W.
       Robinson and affiliates
21     Subsidiaries of The Thaxton Group, Inc. (5)
23.1   Consent of KPMG Peat Marwick
23.2   Consent of Moore & Van Allen, PLLC (included in Exhibit 5 to this Registration Statement)
24     Power of Attorney (included on the Signature Page of this Registration Statement)
99.1   Form of Subscription Agreement*


-----------

*      Previously filed.

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, Commission File No. 33-97130-A.
(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

(3) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.
(4) Incorporated by reference the Company's Current Report on Form 8-K dated October 31, 1996.
(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.